CERTAIN INFORMATION IDENTIFIED WITH [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
19 December 2023

Funding Agreement Agreement Summary

PARTNER INFORMATION
Names:
The Chancellors, Masters and Scholars of the University of Oxford
(“Oxford”); and
Barinthus Biotherapeutics (UK) Limited, a private limited company incorporated in England and Wales with company number 09973585 (“Barinthus Bio”),
(each of Oxford and Barinthus Bio a “Partner” and together the “Partners”)

Mailing Address:
For Oxford: University Offices, Wellington Square, Oxford, OX1 2JD
For Barinthus Bio: Barinthus Biotherapeutics (UK) Limited, Units 6 to 10 Zeus Building, Rutherford Avenue, Harwell, Oxfordshire, Didcot OX11 0DF

Project Lead:	For Oxford: [***] For Barinthus Bio: [***]
Management Contact:	For Oxford: [***] For Barinthus Bio: [***]
Bank Account Details:
For Oxford
Account Name: University of Oxford Account Number: [***]
IBAN Number: [***]
Bank Sort Code Number: [***] Swift Code: [***]
Bank: [***]
Bank Address: [***]

For Barinthus Bio
Account Name: Barinthus Biotherapeutics (UK) Limited Account Number: [***]

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IBAN Number: [***] Bank Sort Code Number: [***] Swift Code: [***] Bank: [***] Bank Address: [***].

CEPI INFORMATION
Mailing Address:	Coalition for Epidemic Preparedness Innovations (“CEPI”) Postbox 1030 Hoff, 0218 Oslo, Norway
Project Lead:	[***]
Management Contact:	[***]

AGREEMENT INFORMATION
Project Name	CEPI – Oxford – Barinthus Bio ChAdOx1 MERS vaccine development
Effective Date	Date of last signature below
Expiry Date	As described in Clause 19.1 of the Terms and Conditions in Annex A.
This Agreement includes and incorporates by reference:
The agreement (the “Agreement”) means this Agreement Summary together with the following:
-    Terms and Conditions (Annex A)
-    Team Charter (Annex B)
-    Integrated Product Development Plan and Work Package(s) (Annex C)
-    Budget for Work Packages (Annex D)
-    Equitable Access Plan (Annex E)
-    List of UMICs, HICs and LMICs as at the Effective Date (Annex F)
-    List of Sub-Contractors (Annex G)
-    COGs (Annex H)
-    CEPI’s Policies: Third Party Code, Cost Guidance and Transparency and Confidentiality Policy (Annex I)
-    Stage Gate(s) (Annex J)
-    Template Technical Report (Annex K)
-    List of CEPI Affiliates as at the Effective Date (Annex L)
-    Clinical Trial Policy (Annex M)

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THIS AGREEMENT is between The Chancellor, Masters and Scholars of the University of Oxford, Barinthus Biotherapeutics (UK) Limited and the Coalition for Epidemic Preparedness Innovations and is effective as of the date of the last signature, below (the “Effective Date”). Each party to this Agreement may be referred to individually as a “Party” and together as the “Parties.”

Signed for and on behalf of:

COALITION FOR EPIDEMIC PREPAREDNESS INNOVATIONS

Signature: /s/ In-Kyu Yoon………………    Name: In-Kyu Yoon

Acting Executive Director, R&D    December 19, 2023
Title: ………………………………………………..    Date.………………………………………………….

THE CHANCELLOR, MASTERS AND SCHOLARS OF THE UNIVERSITY OF OXFORD

Carly Banner
Signature: …/s/ Carly Banner………… Name: …………………………………..
Assistant Director (Research Contracts)

December 20, 2023
Title: ………………………………..         Date: ………….…………………………….

BARINTHUS BIOTHERAPEUTICS (UK) LIMITED

Signature:/s/ William Enright    Name: William Enright

December 20, 2023
Title: CEO    Date: ………….……………………………………….

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Annex A: Terms and Conditions
1.    DEFINITIONS:
1.1    “Affiliate” means any business entity controlled by, controlling or under common control with, a Party. For clarity, for the purpose of this Clause 1.1 only, “control”, “controlling” or “controlled” shall mean the ability to directly or indirectly control the management and/or business of the other entity, whether through ownership of voting stock or the power to appoint a majority of the Party’s governing board, including, (a) direct or indirect, ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors in the case of a corporation or more than fifty percent (50%) of the equity interest in the case of any other type of legal entity; or (b) any other arrangement whereby the entity or person appoints or has the right to appoint (other than through the ownership of voting securities) a majority of the members of the board of directors or equivalent governing body of a corporation or other entity or has the ability to cause the direction of the management or policies of a corporation or other entity; provided, however, in the case of this clause (b), no person or entity will be deemed to be an Affiliate of such business entity solely by virtue of such person’s or entity’s direct or indirect ownership of any securities of such business entity. CEPI’s “Affiliates” as of the Effective Date are listed in Annex L.
1.2    “Agreement Summary” means the signature page that identifies the Parties and to which this Annex A and other annexes are attached.
1.3    “Annual Net Income” means the total Net Income received by the Partners in a particular Calendar Year.
1.4    “Annual Net Sales” means the total Net Sales received by the Partners in a particular Calendar Year.
1.5    “Assessors” has the meaning described in Clause 11.1.
1.6    “Background Intellectual Property” (or “Background IP”) means any and all Intellectual Property: (a) necessary for completion of the Project, or (b) for the purposes of the Public Health Licence only, that has been used or incorporated, or is used or incorporated by Barinthus Bio or its Affiliates at the time that the Public Health Licence is triggered pursuant to Clause 14.6, in the development or commercialisation of the Project Vaccine, in each case ((a) and (b)) that is owned or controlled by either Partner during the Term of this Agreement that is: (i) in existence as of the Effective Date, or (ii) later developed, acquired or in-licensed independently of the Project. For clarity, Background IP includes commercial freedom-to-operate licenses obtained by either Partner.
1.7    “Barinthus Bio Licence Agreement” has the meaning set out in Clause 14.9.
1.8    “Budget” means the schedule of funds identified in Annex D to be paid by CEPI to each of the Partners for the Project activities in the Work Package(s), as may be amended from time to time by the written agreement of the Parties.
1.9    “Business Days” means any day, other than (a) a Saturday or Sunday; and (b) any public holiday in London, England, Washington DC in the United States of America, or Oslo, Norway.
1.10    “Calendar Year” means each respective period of twelve (12) consecutive months

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ending on December 31. For the avoidance of doubt, the first Calendar Year shall commence on the Effective Date, and the final Calendar Year shall end on the effective date of the expiration or termination of this Agreement.
1.11    “CEPI Indemnitees” has the meaning described in Clause 17.2.1.
1.12    “CEPI Service Provider” means a third party contracted and funded directly by CEPI, which CEPI, at its discretion, may make available to one or more of the Partners to support its activities under the Project.
1.13    “Commercial Benefits” means any economically quantifiable benefits that arise from: (i) the exploitation of the Project Vaccine, or (ii) the exploitation of the Project Intellectual Property or Project Results.
1.14    “Confidential Information” has the meaning described in Clause 18.1.
1.15    “Cost Guidance” means CEPI’s explanatory document regarding eligible direct and indirect costs, non-eligible costs, and valuation of in-kind contributions, as further described in Clause 12.2 and attached hereto as Annex I.
1.16    “Cost of Goods” (or “COGs”) has the meaning set forth on Annex H.
1.17    “Cover” means, with respect to a product, process, method, or service, that a Valid Claim would, absent a license thereunder, be infringed by the research, development, making, using, sale, offering for sale, importation, or other exploitation of such product, process, method, or service.
1.18    “DSMB” has the meaning described in Clause 7.5.2.
1.19    “Enabling Rights” means, with respect to a Partner, such Partner’s Background IP and improvements thereto, Project IP and Project Results that could be asserted by the applicable Partner to block CEPI from exercising its rights under Clause 14.6 of this Agreement. For the purposes of this Agreement, ‘Enabling Rights’ also includes the contractual rights under contracts executed for the Project that control the use of such items, for example, in material transfer agreements.
1.20    “Equitable Access” means the principle that appropriate vaccines are first available to populations when and where they are needed to end an Outbreak or curtail an epidemic or pandemic, regardless of ability to pay, in accordance with CEPI’s Equitable Access Policy, the terms of Clause 14 and the Equitable Access Plan.
1.21    “Equitable Access Group” means the group established in accordance with Clause 14.3.
1.22    “Equitable Access Plan” has the meaning described in Clause 14.2.
1.23    “Financial Irregularity” has the meaning described in Clause 19.4.6.
1.24    “Financial Report” has the meaning described in Clause 3.11.
1.25    “First Commercial Sale” means the first sale or supply of a Project Vaccine by either Partner or any of its Affiliates or its or their licensees or sublicensees for monetary value.
1.26    “Force Majeure Event” has the meaning described in Clause 21.8.
1.27    “GMP” means Good Manufacturing Practice as set forth in the ICH Good Manufacturing Guide for Active Pharmaceutical Ingredients Guideline Q7, as adopted by CPMP November 2000 as CPMP/ICH/4106/00, as amended, or analogous standards utilised by

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the relevant Regulatory Authority, or the equivalent applicable laws and regulations as required for the manufacturing of the Project Vaccine in the country of manufacture.
1.28    “HICs” or “Higher Income Countries” means the countries identified as such in Part 2 of Annex F.
1.29    “Increased Outbreak Preparation Need” means when, having considered the reasonably accessible and relevant information including epidemiological data, travel and migration patterns and the likely availability of other products or product candidates, CEPI determines, acting reasonably following consultation with experts (for example a sub-group or subcommittee of CEPI’s Scientific Advisory Committee that CEPI determines has appropriate expertise), that, as evidenced by an increase in the number of actual cases of MERS being reported, there is a heightened need for the Project Vaccine to address potential Outbreaks.
1.30    “Initial Term” has the meaning described in Clause 19.1.
1.31    “Integrated Product Development Plan” (or “iPDP”) means the planning document setting out details of the various activities associated with the Project Vaccine described in the Work Package(s). The initial iPDP and Work Packages in support of such iPDP to which the Parties have mutually agreed are set forth in Annex C.
1.32    “Intellectual Property” or “IP” means: (a) inventions, patents, utility models, and rights in the foregoing; (b) trade marks, trade names, geographical indications and appellations of origin, rights under the law of passing off, unfair competition and equivalents; (c) copyright, rights in software, rights in performances and in recordings, moral rights, and database rights; (d) designs, design patents, registered and unregistered designs and design rights; (e) confidential information, trade secrets and rights under the law of breach of confidence and equivalents; and all other intellectual property rights of any kind however designated that may subsist anywhere in the world whether arising by operation of law, treaty, contract, conduct or otherwise, together with all registrations, applications, rights to priority, renewals, extensions, continuations, divisions or reissues thereof and all rights to bring action for infringement past, present and future.
1.33    “Joint Monitoring and Advisory Group” or “JMAG” has the meaning described in Clause 2.4.
1.34    “LMIC or UMIC Recipients” means any purchasers procuring in, or on behalf of, LMICs and/or UMICs (whether Gavi, UNICEF, CEPI, the World Health Organisation, their respective designees, funding or procurement mechanisms, governments, non-public purchasers, non-governmental organisations or any other third party for the purpose of supply only within LMICs and UMICs).
1.35    “LMICs” or “Low and Middle Income Countries” means the countries identified as such in Part 3 of Annex F.
1.36    “Net Income” means [***].
1.37    “Net Revenue” means [***]
1.38    “Net Sales” means [***].
1.39    “Outbreak” means a Public Health Emergency of International Concern declared by WHO, or a public health emergency on a national or regional scale declared by one or more public health agencies, with respect to Middle East respiratory syndrome (MERS) including any regional outbreak, an epidemic or a pandemic.
1.40    [***]
1.41    “Project” means the activities under the Work Package(s), as described therein and in the Budget, to be performed under this Agreement by or on behalf of the Partners and/or any Subawardee.
1.42    “Project Clinical Trial” has the meaning described in Clause 7.1

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1.43    “Project Clinical Trial Material” means the clinical trial material consisting of quantities of Project Vaccine described in a Work Package(s) and manufactured by or on behalf a Partner using the funding to be provided by CEPI under any Work Package.
1.44    “Project Continuity Plan” has the meaning described in Clause 2.3.1.
1.45    “Project Data” means pre-clinical or clinical trial data generated by or on behalf of a Partner under any Work Package, including any such data with respect to negative results, model animal deaths and any toxicology study results. For clarity, Project Data shall not include any Chemistry, Manufacturing and Controls (“CMC”) or other manufacturing- related information or data.
1.46    “Project Intellectual Property” (or “Project IP”) means the Intellectual Property conceived, invented or made by or on behalf of any Partner (whether solely or jointly) and/or any Subawardee in the performance of the Project.
1.47    “Project Materials” means biological samples or, if applicable, animal models that are controlled by a Partner and are generated by or on behalf of Partner under any Work Package.
1.48    “Project Results” means the Project Materials, Project Data and Technical Reports that are generated by or on behalf of a Partner and/or any Subawardee under the Project, including with respect to results of assays necessary for Project Clinical Trial Material manufacturing in support of such manufacturing by or on behalf of a Partner and/or any Subawardee under the Project, whether in whole or in components or serum samples collected. For clarity, Project Results does not include Project Clinical Trial Materials.
1.49    “Project Vaccine” means the ChAdOx1 MERS (Middle Eastern Respiratory Syndrome) vaccine candidate, which induces a specific immune response against at least one MERS- CoV antigen for prophylactic use against MERS.
1.50    “PRV Proceeds” means amounts received by Barinthus Bio or any of its Affiliates from the sale of any priority review voucher relating to the Project Vaccine.
1.51    “Public Health License” has the meaning described in Clause 14.6.
1.52    “Ready Reserve of Project Clinical Trial Material” has the meaning described in Clause 13.1.2.
1.53    “Regulatory Approval” means, on an indication-by-indication and country-by-country basis, all approvals, licenses and authorizations of the applicable Regulatory Authority necessary for the marketing and sale of a pharmaceutical or biological product for a particular indication and a particular country, and, as applicable, including the approvals by the applicable Regulatory Authority of any expansion or modification of the label for such indication. For clarity: (a) Regulatory Approval shall not be deemed to occur with respect to an indication and a country until all approvals, licenses and authorizations of the applicable Regulatory Authority necessary to lawfully market and sell a pharmaceutical or biological product for such indication in such country have been obtained, and (b) any emergency use authorization issued by a Regulatory Authority shall be deemed a Regulatory Approval if sufficient to lawfully market and sell a pharmaceutical or biological product for the applicable country and indication. WHO Emergency Use Listing or Prequalification is considered a Regulatory Approval, if it is required to allow product distribution in the country(ies) of interest.
1.54    “Regulatory Authority” means any national or supranational governmental authority, including, as applicable, the FDA, the EMA, the MHRA or any health regulatory authority in any country or region that is a counterpart to the foregoing agencies, in each case, that holds the right to grant Regulatory Approval for a pharmaceutical or biological product in such country or region.

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1.55    “Regulatory Exclusivity” means, with respect to any country or multi-country jurisdiction, an additional market protection, other than patent protection, granted by a Regulatory Authority in such country which confers on Barinthus Bio, its Affiliates or sublicensees the exclusive right, either through data exclusivity or market exclusivity, to market and sell a Project Vaccine in such country or multi-country jurisdiction and which prevents the Regulatory Approval of any Third Party pharmaceutical or biologic product containing the same or similar active pharmaceutical ingredient as contained in such Project Vaccine (e.g., new biologic entity exclusivity, new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, new patient population exclusivity, pediatric exclusivity, or any applicable data or marketing exclusivity).
1.56    “Restricted Party” means a person that is:
1.56.1    listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of persons);
1.56.2    located in or incorporated under the laws of any country or territory that is the target of country- or territory-wide Sanctions; or
1.56.3    directly or indirectly owned or controlled by, or acting on behalf, at the direction, or for the benefit of, a person referred to in (a) and/or (to the extent relevant under Sanctions) (b) above.
1.57    "Royalty Term” means, on a Project Vaccine-by-Project Vaccine and country-by- country basis, the period starting on the Effective Date and ending on the later of:
1.57.1    the expiration of the last Valid Claim of a patent included in the Project Intellectual Property which Covers such Project Vaccine in such country of sale;
1.57.2    expiry of Regulatory Exclusivity for such Project Vaccine in such country of sale; and
1.57.3    the tenth (10th) anniversary of the First Commercial Sale.
1.58    “Sanctions” means any applicable (to any Party) laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes.
1.59    “Sanctions Authority” means the Norwegian State, the United Nations, the European Union, the Member States of the European Union, the United Kingdom, the United States of America, Canada, Australia, and any authority acting on behalf of any of them or their respective legislative, executive, enforcement and/or regulatory authorities or bodies acting in connection with Sanctions.
1.60    “Sanctions List” means:
1.60.1    the lists of Sanctions designations and/or targets maintained by any Sanctions Authority; and/or
1.60.2    any other Sanctions designation or target listed and/or adopted by a Sanctions Authority, in all cases, as amended, supplemented or replaced from time to time.
1.61    “Selected Manufacturer” means an LMIC-based manufacturer within CEPI’s list of preferred manufacturers and which is either (i) agreed with the Partners under the iPDP

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or (ii) otherwise agreed between CEPI and the relevant Partner(s).
1.62    “Selling Price” has the meaning set out in Clause 15.1.4.
1.63    “Stage Gate” means a mutually agreed “go/no go” decision point to continue a given Work Package or to commence activities in another Work Package.
1.64    “Stage Gate Deadline” has the meaning set out in Clause 2.2.
1.65    “Stage Gate Review Committee” has the meaning described in Clause 2.6.
1.66    “Subawardee” means a third party that is contracted by a Partner and receives CEPI funds from such Partner to perform activities or provide support under the Project. For clarity, Subawardees includes “Sub-Contractors”.
1.67    “Sub-Contractors” has the meaning set out in Clause 3.2.
1.68    “Team Charter” means the team charter set out in Annex B.
1.69    “Technical Report(s)” has the meaning described in Clause 2.5.
1.70    “Term” has the meaning described in Clause 19.1.
1.71    “Third Party Code” (or “Code”) means the consolidated statement of CEPI’s values and of the policies, practices and principles described in Clause 12.2 and attached hereto in Annex I.
1.72    “Third Party Code Declaration Letter” means the declaration letter dated 19th February 2021 and attached hereto in Annex I.
1.73    “Transparency and Confidentiality Policy” means the statement of CEPI’s standards regarding transparency with the public, Regulatory Authorities, CEPI’s funders and others as attached hereto as Annex I, part 4.
1.74    “Trial Steering Committee” or “TSC” has the meaning described in Clause 7.5.2.
1.75    “Trusted Collaborator” has the meaning defined in Clause 4.3.1.
1.76    “UMICs” or “Upper- and Middle-Income Countries” means the countries identified in Part 1 of Annex F.
1.77    “Valid Claim” means a claim of an issued and unexpired patent which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise.
1.78    “Work Package(s)” means a discrete set of Project activities agreed by the Parties from time to time.

2.    PROJECT ORGANISATION AND MANAGEMENT
2.1    Team Charter. The Project shall be managed by the Parties under the oversight of the Parties’ designated representatives as described in the Team Charter in Annex B.

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2.2    Work Packages. Each Partner shall undertake its obligations under the Project, including using reasonable endeavours to achieve the deliverables, milestones and timelines of each Work Package and to achieve each Stage Gate by the agreed deadline (each a “Stage Gate Deadline”), it being understood that a Party cannot assure a positive technical outcome or timeline for any Work Package. The Project is organised into one or more Work Packages and each Work Package has an associated budget as set out in the Budget. Each Partner shall use all reasonable endeavours to pursue and perform its obligations under each Work Package in accordance with the Budget. CEPI will pay each Partner in accordance with the Budget and, where applicable, upon completion of a Stage Gate (as determined pursuant to Clause 2.6). Additional Work Package(s) may be agreed in writing by the Parties after the Effective Date, which, upon execution by all Parties, shall be annexed to and become a part of this Agreement. Work Packages may be modified or extended with the mutual written consent of all Parties in accordance with Clause 21.6.
2.3    Project Continuity Plan.
2.3.1    The iPDP shall include the following in order to address continuity of the Project in the event either or both Partners becomes unable to continue its activities under this Agreement and must delegate certain activities to another Party or third party (the “Project Continuity Plan”):
(i)    responsibilities and level of access on the part of other collaborators, Sub- Contractors and consortium members, if any, to Project Results;
(ii)    management of key Project Materials through participants in the Project and other entities;
(iii)    the identification of a proposed third party for each Partner, for example, a Sub-Contractor, that will, with the prior written approval of CEPI, be contracted by such Partner and will be capable of performing such Partner’s material or critical activities in the agreed Work Packages in geographically diverse locations, in the event that such Partner is unable to continue its activities under this Agreement or declines CEPI’s request to undertake additional Work Packages; and
(iv)    a preliminary identification of one or more Selected Manufacturers for technology transfer in the event of an Outbreak or Increased Outbreak Preparation Need in accordance with Clause 4.2.
2.3.2    Such Project Continuity Plan shall be agreed between the Parties within [***] of the Effective Date and, once agreed, shall be incorporated into the iPDP by reference.
2.4    Joint Monitoring and Advisory Group. Promptly following the Effective Date, the Parties will establish a joint monitoring and advisory group (“JMAG”) that shall meet regularly as specified in the applicable Team Charter to monitor progress of and advance the Project. The JMAG shall coordinate the efforts of CEPI and the Partners, with respect to the following activities for each Work Package (in addition to the responsibilities set out in the applicable Team Charter):
2.4.1    facilitate communications between the Parties;
2.4.2    monitor the performance and technical content of each Work Package against the

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milestones and their dates, and critically assess the results on an on-going basis to identify and address any weaknesses or delays in any Work Package;
2.4.3    approve the achievement of milestones (but the JMAG shall not have the right to approve final Project completion or confirm completion of Stage Gates, which shall be subject to the provisions of Clause 2.6);
2.4.4    provide a forum for discussion as to whether the activities currently agreed to are sufficient to satisfy CEPI’s mission;
2.4.5    have the authority to approve extensions to Work Package timelines up to ten (10) percent of the originally planned timeframe as set out in the relevant Work Package, provided that each such extension is at no cost to CEPI and does not impact the overall completion date of the Project;
2.4.6    have the authority to approve transfer of funds between cost categories within a Budget, to the extent that any such changes are cost neutral;
2.4.7    review and approve proposed changes and updates to the iPDP including, but not limited to, the Project Continuity Plan;
2.4.8    review and discuss pre-clinical and clinical trial protocols, including CMC development study protocols, and any substantial changes;
2.4.9    review and approve the regulatory strategy for the use of the Project Vaccine and receive regular updates on regulatory filings and submissions;
2.4.10    review the contractual and operational status and capabilities of Trusted Collaborator(s);
2.4.11    review and discuss publications;
2.4.12    discuss each Partner’s willingness to share any Project Results with any other CEPI awardees, such sharing of Project Results not to occur without the agreement of the Parties, unless otherwise agreed in a Work Package;
2.4.13    review and update the Equitable Access Plan (until the Equitable Access Group is established in accordance with Clause 14.3 in which case this will become a function of the Equitable Access Group);
2.4.14    discuss plans, as appropriate, for the development and manufacturing of the Project Vaccine and their scale-up and scale-out;
2.4.15    approve the Technical Reports and Project Results made available by a Partner pursuant to Clause 2.5;
2.4.16    review any reports and updates provided by any site visit groups;
2.4.17    keep CEPI updated on any progress with regard to the SPV, including plans for it to be established, funded, its proposed remit, any funding sources it may benefit from, the associated business case and any other relevant details;
2.4.18    provide a forum for coordinating the Parties’ responses to issues with respect to the Project Vaccine, to the extent relating to CEPI’s use, including unexpected disruptions to the supply of the Project Vaccine, recalls, safety issues or withdrawals of the Project Vaccine;

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2.4.19    receive written notification of all Project Results;
2.4.20    discuss (i) any further cooperation of the Parties as further set forth in Clause 4.1 and Clause 4.3, and (ii) any collaboration in the event of an Outbreak as further set forth in Clause 4.2; and
2.4.21    discuss plans, as appropriate, for the development of manufacturing for the Project Vaccine, and its scale-up and scale-out.
The JMAG shall disband on completion of the Project.
2.5    Technical Reports and Access to Project Results. Each Partner shall disclose to CEPI’s Project Lead at JMAG meetings the Project Data that such Partner has been responsible for generating under the Project, and details of progress made under the Work Package(s) for such Project, in a form (including level of abstraction) reasonably acceptable to CEPI and the applicable Partner and consistent with applicable laws and regulations. Each Partner shall provide written reports of progress made under the Work Package(s) for such Project using the template provided by CEPI and attached hereto as Annex K (“Technical Reports”) every [***] during the Term in which activities under such Project are occurring. In addition, each Partner shall make Project Data available to CEPI as designated in and required by the applicable Work Package or otherwise as may reasonably be requested by CEPI from time to time, in a form (including level of abstraction) reasonably acceptable to CEPI and the applicable Partner, and consistent with applicable laws and regulations. Technical Reports and such Project Data and Project Results disclosed or provided by a Partner under this Clause 2.5 shall be such Partner’s Confidential Information.
2.6    Stage Gate Review. Unless otherwise addressed in a Work Package for a given Stage Gate, when a Partner believes that a Stage Gate in a Work Package will be achieved in the near term, such Partner shall notify the JMAG promptly and provide relevant information (including the completion of a form provided by CEPI) and request a meeting of CEPI’s committee authorised to assess whether Stage Gates have been completed (the “Stage Gate Review Committee”). Each Partner’s Project Lead shall coordinate with CEPI’s Project Lead to schedule a Stage Gate Review Committee meeting as early as possible, but generally no later than [***] before the planned meeting date. CEPI shall notify each Partner of the Stage Gate Review Committee’s decision as to whether such Stage Gate was completed as soon as possible, but generally no later than [***] after the meeting date. If the Stage Gate Review Committee, acting reasonably, determines that the Stage Gate was not completed by the Stage Gate Deadline, the relevant Partner shall have the right either to (i) [***] or (ii) [***]. If following [***], CEPI reasonably determines that the Stage Gate has not been completed, then, without prejudice to the relevant Partner’s rights and remedies under this Agreement, including Clause 20, CEPI shall have the right to terminate this Agreement pursuant to Clause 19.4.2.

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3.    USE OF FUNDS; PROCUREMENT; PROJECT RECORDS
3.1    Use and Management of Funds. The Budget sets out the total funding to be provided by CEPI to each Partner for each Work Package. Each Partner shall use this funding only in accordance with the applicable Work Package and this Agreement unless otherwise agreed in writing by CEPI in advance, subject to any transfer of funds between cost categories as approved by the JMAG under Clause 2.4.6. Each Partner shall manage all funds provided to it hereunder for the Project (whether CEPI funds or funds provided by a third party) with financial controls and practices consistent with U.S. GAAP, IFRS or local GAAP, as applicable, and further in compliance with applicable laws and CEPI policies and procedures as described in Clause 12 of this Agreement.
3.2    Use of Sub-Contractors. Each Partner may use third party service providers and/or Subawardees (“Sub-Contractors”) to undertake work pursuant to the Work Packages on its behalf, provided that any such Sub-Contractors are listed in Annex G or the applicable Work Package, and are listed in the iPDP and Budget. The use of any Sub-Contractors that are not included in Annex G or the applicable Work Package and the iPDP and Budget are subject to the applicable Partner providing notice in advance in writing to CEPI and CEPI’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed). The following terms shall apply to the engagement of any Sub-Contractors:
3.2.1    The applicable Partner shall select and oversee each Sub-Contractor in accordance with the terms of this Agreement.
3.2.2    Each Partner shall notify CEPI promptly in writing if, to its knowledge, any Sub- Contractor is not in compliance with the warranties related to Sanctions as shall be included in the sub-contract or sub-grant pursuant to Clause 3.2.3(vi).
3.2.3    A Sub-Contractor must agree to comply with all of the relevant obligations applicable to the relevant Partner, whether explicitly defined as such or as is reasonable from the nature of the obligation. Each sub-agreement with a Sub- Contractor must:
(i)    be consistent with the Work Package structure as well as the associated milestones and budgets;
(ii)    require the same record keeping obligations and provide CEPI the same access (either directly or indirectly through the relevant Partner) to iPDP and Financial Reports (as are applicable to such Partner);
(iii)    require compliance with Clause 12.3 as if such Sub-Contractor were the applicable Partner for such purposes;
(iv)    be consistent with the applicable Partner’s obligations under this Agreement including in relation to Clause 4.2.2 (Technology Transfer in Event of Outbreak), Clause 5 (Ownership of Project Results; Intellectual Property), Clause 10 (Dissemination of Project Results; Publication) Clause 14 (Equitable Access), Clause 15 (Commercial Benefits), and Clause 19 (Term and Termination);
(v)    prohibit the Sub-Contractor from subcontracting its obligations, except to the extent that such subcontracted obligations have a corresponding cost
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of [***] in any [***] period, when such subcontracting may be permitted provided that the applicable Partner notifies CEPI in writing in advance of such Sub- Contractor subcontracting its obligations and the contact details of the entity performing such obligations. In each case that the Sub-Contractor subcontracts any obligations under this Agreement it will use all reasonable endeavours to ensure that such subcontracted work is performed subject to the same obligations as those imposed on the Sub-
Contractor pursuant to this Agreement; and
(vi)    ensure that equivalent warranties related to Sanctions as contained in Clause 16.1.9 and 16.1.10 of this Agreement, and the corresponding definitions, are incorporated into all sub-contracts and sub-grants entered into in connection with the performance of this Agreement.
3.2.4    On request from CEPI, each Partner shall disclose to CEPI a copy of any applicable agreement executed with any Sub-Contractor, which agreement shall be Confidential Information of the disclosing Partner and shall not be disclosed to any person other than a CEPI employee, contractor, consultant or outside professional advisor, including legal counsel, with a need to know the contents of such disclosed agreement for the purposes of confirming compliance with this Agreement. The Partners shall have the right to reasonably redact any such agreements provided to CEPI, and may redact any terms or content that relates to any product or activities that are not the subject of the Project, it being understood that the Partners will not redact terms or content that CEPI reasonably requires to assess activities being performed under the subcontract with respect to the Project.
3.2.5    If a Partner is using a Sub-Contractor to undertake work pursuant to a Work Package, the funding allocated for the Sub-Contractor will be consistent with the Budget, except to the extent such Partner elects to fund work by a Sub-Contractor other than through the use of funding under this Agreement. Each Partner shall be responsible for the acts and omissions of its Sub-Contractors that participate in the Project, as if such acts or omissions were the acts or omissions of such Partner under this Agreement.
3.2.6    Each Partner shall notify CEPI promptly in writing if it determines that any Sub- Contractor is not in material compliance with such Sub-Contractor’s obligations under the applicable Sub-Contractor agreement in relation to work delegated to such Sub-Contractor under any Work Packages.
3.3    CEPI Service Providers. CEPI has entered into certain service agreements with CEPI Service Providers that have agreed to provide preferential charging to CEPI awardees. CEPI may make available various laboratory services or other support to one or more of the Partners provided by a CEPI Service Provider, for example, [***]. Each Partner agrees to utilise any CEPI Service Provider for the provision of services as may be, and solely if and to the extent, specified in a Work Package and agreed in writing between the Parties. Each Partner and the CEPI Service Provider may, at their own discretion, enter directly into an appropriate agreement between themselves setting out the terms on which the services will be provided. CEPI

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shall, through the JMAG or otherwise, discuss with the applicable Partner protocols and data management related to any services provided by any CEPI Service Provider.
3.4    Third Party Licences. It will be each Partner’s responsibility to ensure that it has obtained all necessary licences and consents to perform the Project. CEPI shall be entitled to retain funding or to condition any funding unless and until each Partner has reasonably satisfied CEPI that it has obtained all of the third party licences reasonably required to perform the Project and to supply the Project Vaccine. In the event that a Partner is bound by, or is to be bound by, certain obligations to any third party that holds IP rights necessary to develop and commercialize the Project Vaccine (“Third Party Collaborators”), such Partner shall (i) notify CEPI in writing of the identity of such Third Party Collaborators as well as such Partner’s obligations in relation to them, (ii) use reasonable endeavours to facilitate the necessary arrangements between CEPI and Third Party Collaborators in the event the Public Health License is triggered under Clause 14.7, and (iii) use reasonable endeavours to secure all IP rights from Third Party Collaborators as required for a technology transfer under Clause 4.2.
3.5    Payments. Payment to each Partner under this Agreement shall be made in U.S. dollars (US$) to each Partner’s bank account identified on the Agreement Summary or such other bank account as may otherwise be designated by such Partner in writing and agreed with CEPI, from time to time. CEPI shall make payments in tranches covering [***] periods as set out in the Budget, with each such payment intended to be made in advance of such [***] period. Each Partner shall be entitled to submit a payment request form to CEPI upon execution of this Agreement and thereafter at the same time as any relevant financial reporting. Tranches of funding for each payment request submitted under this Agreement in accordance with the Budget shall be paid by CEPI within [***] after receipt and approval by CEPI of all of the following: (i) the payment request from the applicable Partner, (ii) any Technical Report due from such Partner at the time of the payment request; and (iii) any Financial Report due from such Partner at the time of the payment request; each to be submitted and duly completed using templates provided by CEPI. Payments may be adjusted by CEPI to reflect any underspend as well as any interest earned on unutilized funds as noted in the Financial Report. In the event that money is not required by a Partner for the next [***] period, such Partner shall provide the reconciliation showing that [***].
3.6    Delayed Payments. CEPI may delay or condition a payment to a Partner if such Partner:
3.6.1    has not achieved a material milestone that it is required to achieve in accordance with the Work Package by the agreed time, unless such delay has been approved in writing by the JMAG in accordance with the Team Charter or otherwise by CEPI;
3.6.2    or any Sub-Contractors of such Partner are no longer in compliance with the representations and warranties in Clause 16 at the time the payment tranche is requested;
3.6.3    has not reasonably completed the payment request form or submitted reasonably satisfactory Technical Reports and Financial Reports;
3.6.4    in CEPI’s reasonable belief, is unable to meet its financial commitments when due or is otherwise not in reasonable financial standing; or

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3.6.5    is subject to any Sanctions, or any payment under this Agreement would be in breach of any Sanctions.
3.7    Subject to Clause 19.4.5, in the event that CEPI delays or conditions a payment in accordance with Clause 3.6, CEPI and the affected Partner shall work together in good faith to resolve any such impediments to payment and discuss any concerns raised by CEPI.
3.8    Hold on Payment During a Material Breach. CEPI is not obliged to pay any tranches of funding to a Partner for any Work Package for so long as that Partner is in material breach of this Agreement, unless such breach is cured within the cure period set forth in Clause 19.3.
3.9    Retained Final Payment. CEPI shall retain [***] of the payment tranche due to a Partner in respect of the final [***] of each Work Package and release it [***] after approving such Partner’s final Technical Report and Financial Report for the final Work Package in a particular Project. CEPI shall act reasonably and in good faith in approving each such final Technical Report and Financial Report and shall provide its approval, or raise any queries regarding, such reports within [***] after receiving them.
3.10    Foreign Exchange. Each Partner shall abide by the CEPI Foreign Exchange Policy, or a substantially similar policy with CEPI’s prior approval, for financial reporting and for budgeting purposes, including in relation to any Net Income, Net Sales or Net Revenue. Implementation of this policy shall remain consistent throughout the Project’s life cycle and shall not be changed to ensure consistency.
3.11    Financial Reports. Each Partner shall provide reports of its expenditure under the Budget for the Project with supporting documentation and using a template provided by CEPI (“Financial Reports”). In addition to the completed Financial Report template (the financial summary, a narrative explanation of the expenses/variances, assets register, and payment request), each Partner will provide the following additional supporting documentation: (i) general ledger report of all direct cost transactions during the reporting period; (ii) labour report that lists time charged by individual staff for the reporting period;
(iii) sub-award invoices paid during the reporting period; and (iv) invoices/receipts/timesheets as requested by CEPI following receipt of general ledger report and based on a random sampling methodology. In addition, Barinthus Bio shall provide a copy of the published quarterly financial statements of Barinthus Biotherapeutics plc and the published annual statutory financial statements of Barinthus Bio.
3.12    Frequency of Financial Reporting. Each Partner shall submit financial reports within [***] of the end of its quarterly reporting period.
3.13    Project Records. Each Partner shall keep accurate records of its Project activities and expenditure under each Work Package and retain them for a period of [***] from the date of expiry or termination of this Agreement.
3.14    Access to Financial Records. During the Term and for a period of [***] after expiration or termination of this Agreement, CEPI’s designee (which shall be an internationally recognised certified public accounting firm, not engaged on a contingent basis), and at CEPI’s reasonable cost, shall have on-site access to inspect each Partner’s

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financial records with respect to the funding provided by CEPI pursuant to this Agreement once annually upon at least [***] advance written notice. Such inspections shall be conducted during normal operating hours in a manner to minimise disruption to such Partner’s business. For clarity, access to such records also shall be provided to records related to Cost of Goods for the Project Vaccine, as described in Clause 14.4. CEPI’s designee carrying out such inspection shall treat all financial records and other information subject to review under this Clause 3.14 in accordance with the confidentiality provisions of Clause 18. CEPI shall cause such designee to enter into a reasonably acceptable confidentiality agreement with the relevant Partner obligating such firm to retain all such financial records and other information in confidence pursuant to such confidentiality agreement.
3.15    Project Financial Audits. During the Term and for a period of [***] after expiration or termination of this Agreement, if requested by CEPI, and at CEPI’s reasonable cost, once annually upon reasonable prior notice, each Partner agrees to an external audit firm appointed by CEPI, reasonably acceptable to such Partner, conducting an audit or agreed-upon procedures with respect to the funding provided by CEPI pursuant to this Agreement in accordance with ISA800 and/or ISA805 and like standards and provide CEPI with an audit report. Such inspections shall be conducted during normal operating hours, on advance notice of at least [***] on dates and at such times as reasonably agreed by CEPI and the applicable Partner, in a reasonable manner and in a manner to minimise disruption to such Partner’s activities. The receiving Party shall treat all information subject to review under this Clause 3.15 in accordance with the confidentiality provisions of Clause 18. CEPI shall cause any auditor pursuant to this Clause 3.15 to enter into a reasonably acceptable confidentiality agreement with the relevant Partner obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.
3.16    Funding provided to Oxford in relation to MERS vaccine development prior to signature of this Agreement. The Parties acknowledge that CEPI continues to provide funding to Oxford for the development of the ChAdOx1 MERS vaccine candidate separately, under the PADOVAX project, now governed by the terms of the [***]. For the avoidance of doubt, Oxford led Work Packages listed within Annex C that were initiated prior to the signature of this Agreement, specifically WP MERS 2.1.2 (MERS003), MERS 2.1.3 (Subcontracting of OXB for manufacture of GMP doses for Phase 2 Clinical Trial) are governed by the PADOVAX project under the [***] and do not fall under the terms of this Agreement. For the avoidance of doubt, where Oxford undertakes new Project activity, not previously initiated at the point of signature of this Agreement, the funding provided by CEPI for such activity will be reflected in Annex D to this Agreement.

4.    FUNDING FOR FUTURE PROJECTS; TECHNOLOGY TRANSFER TO A SELECTED MANUFACTURER
4.1    [***]
4.1.1 [***]
4.1.2 [***]
4.1.3    In the case of Oxford only, the provisions of Clauses 4.1.1 and 4.1.2 shall not apply where Oxford [***].
4.2    Collaboration in Event of Outbreak.
Should there be an Outbreak or Increased Outbreak Preparation Need at any time during the Term:
4.2.1    if CEPI believes, in its reasonable discretion, that the Project Vaccine can be used to help address the relevant Outbreak or Increased Outbreak Preparation Need, each Partner shall, subject to receipt of sufficient funding, continue to develop, and, if relevant, manufacture or have manufactured (to GMP, or another clinical standard if agreed between the Parties), and distribute such Project Vaccine, as agreed with CEPI;

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4.2.2    to the extent such technology transfer has not already occurred, at such time as is mutually agreed between the Parties, and on such terms as agreed between the Partner and the relevant third party, acting in good faith, each Partner shall use all reasonable endeavours to transfer or grant licenses or sublicenses to its Background IP, Project Data and Project IP (including, for the avoidance of doubt, all product data, product dossiers, and regulatory submissions submitted to a Regulatory Authority in relation to the Project Vaccine) necessary for the manufacture of the Project Vaccine to a Selected Manufacturer to manufacture such vaccines to address an Outbreak or Increased Outbreak Preparation Need, provided that the foregoing obligations shall apply only if:
(i)    CEPI reasonably anticipates that the Partners cannot meet CEPI’s good faith and reasonable estimate of the anticipated demand of public-sector customers in, or purchasing on behalf of, LMICs, in the timeframe required to address an Outbreak or Increased Outbreak Preparation Need and at a price consistent with the pricing provisions contained in Clause
14.5; and
(ii)    the Partners have the right to grant necessary licenses or sublicenses to a third party under agreements with Third Party Collaborators, after using reasonable endeavours to secure such rights.
4.2.3    CEPI shall be responsible for the reasonable evidenced cost related to the technology transfer (including, without limitation, capacity reservation fees and process validation engineering runs), provided that, prior to commencing the technology transfer, each Partner has provided a good faith estimate of the costs that it will incur in carrying out such technology transfer and CEPI has provided written confirmation of its acceptance of such estimate. Should CEPI not provide such written confirmation then the relevant Partner shall have no obligation under Clause 4.2.2 to undertake such technology transfer. If CEPI accepts a Partner’s costs estimate, the Parties shall negotiate and enter into a Work Package setting out which activities will be performed by such Partner and the associated Budget.
4.3    Further Co-Operation.
4.3.1    Each Partner shall, if notified by CEPI, promptly discuss in good faith a potential collaboration with a third party collaborator approved by such Partner and CEPI (a “Trusted Collaborator”). Any such collaboration agreement that a Partner may enter into with a Trusted Collaborator will be consistent with the terms of this Agreement and shall permit CEPI, the other Partner and specified third parties of the Trusted Collaborators, to access any vaccine materials and candidates that may be developed on terms substantially similar to the Project Results under this Agreement. For the avoidance of doubt, nothing in this Agreement shall impose an obligation on a Partner to enter into any collaboration agreement with a Trusted Collaborator in relation to the Project or otherwise.
4.3.2    The Partners acknowledge that CEPI is seeking third party collaborators developing innovative technologies, including but not limited to partners improving vaccine thermostability (each an “Innovation Partner”). If CEPI deems that the Project Vaccine may be suitable for collaboration with an Innovation Partner, CEPI shall notify the Partners, and the Partners shall promptly discuss in good faith a potential collaboration with the relevant Innovation Partner. For the avoidance of doubt, nothing in this Agreement shall impose an obligation on the Partners to enter into any collaboration agreement with the Innovation Partner in relation to the Project Vaccine or otherwise.
4.4    Technology Transfer
4.4.1    If agreed in any Work Package, or otherwise agreed between CEPI and the relevant Partner(s), each such Partner shall use all reasonable endeavours to transfer or grant licenses or sublicenses to its Background IP, Project Results and Project IP (including, for the avoidance of doubt, all product data, product dossiers, and regulatory submissions submitted to a Regulatory Authority in relation to the Project Vaccine) which are necessary for the manufacture and release of the Project Vaccine to a Selected Manufacturer to manufacture and

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release such vaccines, subject to the relevant Partner having the right to grant necessary licenses or sublicenses to a third party under agreements with Third Party Collaborators, after using reasonable endeavours to secure such rights.
4.4.2    CEPI shall be responsible for the reasonable evidenced cost related to the technology transfer referenced in Clause 4.4.1 (including, without limitation, capacity reservation fees and process validation engineering runs), provided that, such cost has been agreed in a Work Package Budget or otherwise agreed between CEPI and the relevant Partner(s) and in no circumstance shall CEPI, the relevant Selected Manufacturer, or any third party, be required to pay any consideration for the transfer, or grant or exercise of the licences or sublicences referred to in Clause 4.4.1.
4.4.3    If any Selected Manufacturer ceases to meet the necessary requirements, to manufacture the Project Vaccine to GMP at a reasonable cost and within a reasonable timeframe, at any time, then CEPI and the Partners shall negotiate in good faith and agree on a replacement, either from other Selected Manufacturers or such other manufacturer as the Partners and CEPI may identify. The Partners may not unreasonably withhold agreement to a replacement manufacturer, and CEPI and the Partners shall use all reasonable endeavours to ensure that any replacement Selected Manufacturer shall have comparable rights to the original Selected Manufacturer considering all relevant circumstances including then- current demands for the Project Vaccine, manufacturing capacity or level of experience.
4.4.4    If a Partner wishes to manufacture or have manufactured Project Vaccine for sale or supply to one or more LMICs or UMICs, then prior to any manufacturer being granted the relevant rights or any orders for any such Project Vaccine doses being placed, the relevant Partner shall first notify CEPI of such intent and the identity of the Partner’s proposed manufacturer, in writing, promptly after first forming such intent, and identifying such proposed manufacturer. The Parties shall discuss such proposal in good faith.

5.    OWNERSHIP OF PROJECT RESULTS; INTELLECTUAL PROPERTY
5.1    Partners’ Background IP. Each Partner shall retain ownership of its Background IP. Other than pursuant to Clause 14.6, nothing in this Agreement shall be deemed to assign any ownership interest in or grant any license or other right to or under such Background IP to CEPI or any other person.
5.2    Partners’ IP Responsibilities. As between CEPI and the Partners, the Partners are solely responsible for having access to the Intellectual Property (via ownership or license) necessary to develop and commercialise the Project Vaccine and to comply with the Partners’ obligations and CEPI’s rights pursuant to this Agreement.
5.3    Ownership of Project Intellectual Property. Each Partner shall own all right, title and interest in and to the Project Intellectual Property created by or on behalf of such Partner. Each Partner shall have the right, but not the obligation, to seek patent or other intellectual property protection in respect of any Project Intellectual Property at its own cost. Upon reasonable written request, each Partner shall provide a written update to CEPI regarding

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the status of any patent within the Project Intellectual Property that is filed by or on behalf of a Partner.
5.4    Ownership of Project Results. Each Partner shall own all right, title and interest in and to the Project Results created by or on behalf of such Partner. For clarity CEPI shall have the right to use Project Results solely as expressly set out in this Agreement.
5.5    Third Party IP. Each Party shall notify the other promptly regarding any published third party patent application it becomes aware of (whether or not yet granted) that such Party believes in good faith is likely to have a material adverse impact on any Partner’s ability to perform its obligations under this Agreement. The Parties shall discuss in good faith the implications for the Project.

6.    MANUFACTURE
6.1    Manufacturing Standards. Unless otherwise agreed by the Parties in writing, each Partner shall ensure that all components of the Project Vaccine are manufactured to GMP and any other applicable standards (including ISO9001).
6.2    Raw Materials. The Partners shall use reasonable endeavours to ensure that all manufacturing, whether performed by a Partner or by any third party acting on a Partner’s behalf, and any raw materials, components and intermediates used in the production of the Project Vaccine, are available, in stock or for purchase, initially in sufficient quantities for research and development purposes, and subsequently in quantities sufficient to meet supply needs under the Equitable Access Plan and in the event of an Outbreak or Increased Outbreak Preparation Need.
6.3    Excipients. Each Partner shall ensure that the vaccine formulation excipients that it uses or procures are on the FDA’s Generally Recognised as Safe (“GRAS”) excipient list. Each Partner shall promptly inform CEPI if a novel excipient, which is not on the FDA’s GRAS excipient list, is being considered by such Partner (or a third party acting on such Partner’s behalf) for use in connection with a Project Vaccine and if so, such Partner shall (or shall cause such third party to), undertake a detailed risk assessment and seek advice from the relevant Regulatory Authorities regarding such novel excipient including the extent of data required to demonstrate the safety of such novel excipient, which may include preclinical toxicology study design and data generation during clinical development. Before use of such novel excipient in connection with a Project Vaccine, the relevant Partner shall notify CEPI and provide such information regarding such excipient to CEPI as CEPI may reasonably request.
6.4    Manufacturing Process. When developing the process for manufacturing the Project Vaccine, the Partners shall endeavour to make such process as suitable as possible for technology transfer to geographically diverse locations (including LMICs) at an affordable price, consistent with Equitable Access and the Partners’ obligations under Clause 14.
6.5    Records and Reporting. Each Partner shall use all reasonable endeavours to ensure that all data in relation to the manufacture of the Project Vaccine is appropriately recorded and that all such records are kept up to date and maintained in accordance with applicable laws and regulations. Upon CEPI’s reasonable request, each Partner will allow CEPI or its representative to review the data such Partner holds or controls from time to time in

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respect of the progress of the development of the manufacturing process.

7.    CLINICAL TRIALS
7.1    Clinical Trials. Each Partner shall undertake the clinical trial(s) listed as its responsibility in any Work Package (the “Project Clinical Trials”) in compliance with all applicable laws and regulations, including applicable requirements related to the Partners’ use of clinical data outside of the country in which a given Project Clinical Trial is conducted. Each Partner shall ensure that all Project Clinical Trials undertaken by it comply with CEPI’s Clinical Trial Policy attached hereto as Annex M.
7.2    Clinical Trial Protocols: Preparation. Each Partner undertaking a Project Clinical Trial shall be responsible for the preparation of any clinical trial protocol(s) for such Project Clinical Trial. Each Partner shall provide CEPI and/or CEPI’s designee with a draft of each clinical trial protocol for each Project Clinical Trial to be undertaken by such Partner, and shall consider any reasonable suggestions made by CEPI and/or its designee regarding the clinical trial protocols reasonably in advance of finalizing the relevant clinical trial protocol and submitting it to the institutional review boards, ethics committees, and/or Regulatory Authorities. Notification of any reasonable suggestions from CEPI and/or its designee must be received by the relevant Partner within [***] after the receipt of the draft by CEPI, failing which such Partner shall be free to assume that CEPI and/or its designee has no objection to the proposed protocol.
7.3    Clinical Trial Protocols: Reporting of Submitted Versions. Each Partner shall provide to CEPI a copy of all clinical trial protocols as approved by institutional review boards, ethics committees and Regulatory Authorities in respect of each Project Clinical Trial to be undertaken by such Partner. For clarity, all such information is the Confidential Information of the Partner who has submitted such information to CEPI hereunder.
7.4    Clinical Data. Each Partner shall include in the informed consent obtained from each clinical trial subject in any Project Clinical Trial to be undertaken by such Partner, terms to allow, to the extent permitted by and consistent with applicable laws and regulations:
7.4.1    the transfer of anonymised data to CEPI and/or CEPI’s designee. CEPI shall treat such data confidentially and not disclose to third parties in accordance with all applicable data protection legislation. For the avoidance of doubt, where any personal data is to be transferred to CEPI, the Parties will enter into appropriate data protection agreements to enable compliance with applicable data protection legislation; and
7.4.2    the collection and use of Project Materials and the use of data (duly anonymised and, as the Parties may agree, blinded) derived from such Project Materials by CEPI or its designated Assessors, solely for the purpose of research under a study protocol which has received the appropriate ethical approval.
7.5    Sponsorship and Management of Project Clinical Trials.
7.5.1    As between the Parties, Barinthus Bio shall be the sponsor of any Project Clinical Trial (unless the Parties otherwise agree in writing), subject to all necessary approvals being obtained (including relevant internal approvals). Where a Partner is the sponsor of a Project Clinical Trial, such Partner shall be responsible for
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obtaining and maintaining all regulatory and ethical committee approvals necessary for the conduct of such Project Clinical Trial.
7.5.2    In respect of each Project Clinical Trial, upon discussion with CEPI, the sponsoring Partner shall establish either an internal Trial Steering Committee (“TSC”) or a Safety Monitoring Committee or Data Safety Monitoring Board (each, a “DSMB”), as applicable. CEPI shall be entitled to appoint, and the sponsoring Partner shall permit, a CEPI representative or designee to attend all meetings of each Project Clinical Trial’s TSC and/or DSMB as an observer (either in person or by telephone, video or other electronic means), to the extent permitted by applicable laws and regulations and agreed by the TSC or DSMB, as applicable. Subject to Clause 7.5.3 below, the sponsoring Partner shall provide a copy to CEPI of all documents, correspondence and records that a member of the TSC and/or DSMB would be entitled to receive at the same time as any such documents, correspondence and records are provided to the members of the TSC and/or DSMB (as applicable), subject to compliance with applicable laws and regulations.
7.5.3    In the event that CEPI’s attendance at a meeting of the TSC and/or DSMB or receipt of documents, correspondence and records would, in the sponsoring Partner’s reasonable discretion acting in good faith, jeopardise the integrity/blinded nature of an ongoing Project Clinical Trial, the sponsoring Partner shall promptly notify CEPI of such fact and CEPI shall not be entitled to, and the sponsoring Partner shall not be required to permit CEPI to, attend such meeting or receive such documents, correspondence and records at that time. During an ongoing Project Clinical Trial, the sponsoring Partner will continue to provide CEPI with all open session DSMB documents, DSMB recommendation forms and other “open” documents identified by the Parties in the Work Package and/or protocol for such Project Clinical Trial. After the Project Clinical Trial is unblinded, and upon reasonable written request from CEPI, the Partners shall provide a copy of all documents, correspondence and records that were provided to the members of the TSC and/or DSMB and/or that a member of the TSC and/or DSMB would be entitled to receive.
7.6    Safety Notifications. Each Partner shall notify the JMAG in writing promptly following any single safety event of concern or a series of safety events which in each case is or are considered by the DSMB as relevant enough to recommend modification of study design, dosing regimen, or discontinuation of vaccination, in relation to any Project Vaccine or any Project Clinical Trial and within five (5) days from the time when the DSMB’s recommendation in relation to such event or series of events becomes known to such Partner.
7.7    Records and Reporting. Each Partner shall use all reasonable endeavours to ensure that all clinical data in relation to any Project Clinical Trials and any other clinical trials that utilise Project Clinical Trial Materials are appropriately recorded and that all such records are kept up to date and maintained in accordance with applicable laws, regulations, and study site policies. The Partners will use all reasonable endeavours to ensure that CEPI is able to review and verify all anonymised data at the end of the relevant Project Clinical Trial or other clinical trial that utilises any Project Clinical Trial Materials and will promptly following the end of such Project Clinical Trial or other clinical trial that utilises

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any Project Clinical Trial Materials provide a copy of such anonymised data to CEPI in such form as CEPI may reasonably require, in each case to the extent required by and consistent with applicable laws and regulations.
7.8    Priority for Clinical Trials. The Partners acknowledge that the pool of subjects available in areas of Outbreak to participate in a clinical trial to test the Project Vaccine may be limited. Accordingly, if WHO, CEPI or a Regulatory Authority in the area where the Project Clinical Trial is to be conducted determines that a product other than the Project Vaccine has substantially greater potential and should be prioritised instead for a particular clinical trial, the Partners shall consider in good faith any written request of CEPI not to proceed with the Project Clinical Trial of such Project Vaccine, it being understood and agreed that the determination of whether to proceed or not proceed with any such Project Clinical Trial shall be made by the Partner who was to act as the sponsor of such Project Clinical Trial, in its sole discretion. Each Partner shall be reimbursed for its reasonable, non-cancellable costs incurred (whether before or after the determination) resulting from any determination to not proceed as a result of CEPI’s request.
7.9    Potential WHO Clinical Trials. In the event a Partner, pursuant to a subsequent written agreement with CEPI, participates in a Phase IIb or III clinical trial as requested by WHO to compare the Project Vaccine with any other vaccine candidates indicated for use against the same pathogen, each Partner will, promptly following the end of such clinical trial, meet and confer with CEPI regarding the results of such clinical trial and shall provide access to any data and final study reports relating to such clinical trial as may be set out in such subsequent written agreement, to the extent that WHO has given their prior written consent to such access.

8.    REGULATORY ACTIVITIES
8.1    Regulatory Strategy. Upon completion of the development of the Project Vaccine, Barinthus Bio shall use [***] to obtain Regulatory Approval for such product in jurisdictions that would enable Equitable Access to such Project Vaccine. Barinthus Bio shall be responsible for developing the regulatory strategy for the Project Vaccine. Barinthus Bio shall use [***] to file for, obtain and maintain the appropriate licenses for the Project Vaccine with the relevant Regulatory Authorities.
8.2    Meetings with Regulatory Authorities. Each Partner shall notify CEPI in writing of any material meetings with Regulatory Authorities with respect to the Project Vaccine, or any Project Clinical Trial or other clinical trial that utilises any Project Clinical Trial Materials at least [***] in advance of such meetings, or if a Partner itself receives less than [***] notice of such a meeting, as soon as practicable. At CEPI’s option, the Partners shall consult with CEPI or its designee regarding any material interactions between a Partner and Regulatory Authorities relating to the Project Vaccine, or any Project Clinical Trial or other clinical trial that utilises any Project Clinical Trial Materials. At CEPI’s reasonable request, a Partner shall request a meeting with Regulatory Authorities to address any significant unresolved issues with respect to any Project Clinical Trial or other clinical trial that utilises any Project Clinical Trial Materials.
8.3    Regulatory Strategy. The Partners shall consult regularly with CEPI regarding the regulatory strategy for the Project Vaccine and each Project Clinical Trial or other clinical

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trial that utilises any Project Clinical Trial Materials and shall provide copies of the clinical trial authorisation and all material regulatory submissions with respect to such trial(s) to CEPI no later than [***] prior to their contemplated submission to a Regulatory Authority. For the avoidance of doubt the Partners shall have final editorial control of such submissions. If a final version is not available by [***] prior to submission, then a mature draft version may be electronically delivered to CEPI for review at that time. Additionally, the Partners shall promptly make available for review by CEPI or its designated Assessors at one of the Partner’s premises copies of the following to the extent reasonably required for CEPI to evaluate the progress of the conduct and completion of each Project Clinical Trial or other clinical trial that utilises any Project Clinical Trial Materials:
8.3.1    all submissions to Regulatory Authorities and regulatory filings for the Project Clinical Trial or other clinical trial that utilises any Project Clinical Trial Materials together with all data included or referenced therein (other than ministerial submissions that do not involve safety or efficacy issues); and
8.3.2    material documents and information exchanged between any Regulatory Authority and a Partner, including relating to the Project Clinical Trial or other clinical trial that utilises any Project Clinical Trial Materials including official meeting minutes.
8.4    Referencing Market Authorisation package. At the reasonable request of CEPI, each Partner agrees to co-operate with CEPI to allow CEPI or its nominee to cross-reference the market authorization package, the drug master file and all existing data of the Project Vaccine only for the purpose of supporting regulatory filings and submissions for any vaccines that may be used in the event of a potential public health emergency utilizing the same, or a similar, platform technology, if applicable. For clarity, (i) no Partner shall be required to disclose any non-public information that is proprietary to a third party other than to the Regulatory Agency with which the applicable market authorization package is filed, and (ii) a Partner’s market authorization package or data may not be disclosed to or cross-referenced by a third party without prior approval of the applicable Partner, which shall not be unreasonably withheld or delayed.
8.5    Redactions. Notwithstanding any other provision of this Clause 8 or other terms or conditions of this Agreement, a Partner shall have the right to redact any documentation made available pursuant to this Agreement to the extent reasonably necessary to protect its trade secrets or other non-public sensitive information or financially sensitive information or data that is proprietary to a third party that Partner is prohibited from disclosing.

9.    ANIMAL STUDIES
9.1    Animal Studies. Each Partner shall pursue any studies involving animals as described in any Work Package, in compliance with all applicable laws and regulations and further in compliance with Clause 12.
9.2    Animal Study Protocols. Each Partner shall be responsible for the preparation of any animal study protocol(s) for any studies involving animals. Each Partner shall, through the regular JMAG meetings, share the details of its protocols with CEPI and, upon CEPI’s

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reasonable request, provide CEPI and/or CEPI’s designee with a draft of each animal trial protocol for any animal studies it has conducted or intends to conduct and shall consult with and consider any reasonable suggestions made by CEPI and/or its designee regarding the animal trial protocols. Each Partner represents and warrants that it will comply with principles of NC3Rs (Replacement, Refinement, and Reduction) in conducting animal studies hereunder.

10.    DISSEMINATION OF PROJECT RESULTS; PUBLICATION
10.1    Dissemination of Project Data. CEPI encourages the timely publication and other dissemination of Project Results. The Partners shall make the Project Data available to specified third parties if and to the extent described in a Work Package, as agreed by the JMAG, or as otherwise may be agreed between the Parties, always in compliance with applicable data protection legislation.
10.2    Dissemination of Project Materials. The Partners shall make the Project Materials available to specified third parties if and to the extent described in a Work Package, as agreed by the Parties at the JMAG, or as otherwise may be agreed between the Parties, and in each case subject to each Partner’s biobank standard operating procedures and policies and where there is appropriate ethical approval and informed consent. Such Project Materials shall be made available solely to the extent the applicable laws permit, as reasonably required by CEPI to inform the public health response and help save lives, and to the extent reasonably available after the Partners, their Affiliates and their (sub)licensees with respect to such materials have completed all research or development activities involving the use of such materials and applied for any desired patent protection, provided that, the dissemination of the Project Materials shall be delayed by no more than [***] to secure any such patent protection. Notwithstanding the foregoing, (i) the Partners shall be notified in advance of the purpose of use of Project Materials and the identity of recipient third parties, and (ii) any results of such use shall be promptly disclosed to the Partners. Any publication of the Project Material shall be subject to Clauses 10.3 and 10.5.
10.3    Publication of Project Data for the Outbreak Research Community. Each Partner shall promptly publish or cause to be published Project Data consisting of reasonably relevant and appropriate pre-clinical and clinical trial data (for clarity, excluding raw data) in a peer-reviewed scientific journal to inform the public health response and help save lives. Key principles of this sharing of data have been agreed to by funders, research organisations, government agencies, civil society organisations and for-profit life science enterprises, as described and provided in (i) WHO’s 2016 Guidance for Managing Ethical Issues in Infectious Disease Outbreaks; and (ii) WHO’s 2016 Guidance on Good Participatory Practices in Trials of Interventions Against Emerging Pathogens.
10.4    Clinical Trial Registration and Results.
10.4.1    Project Clinical Trials and any other clinical trials that utilise any Project Clinical Trial Materials must be registered through an easily discoverable existing public route such as clinicaltrials.gov, The EU Clinical Trials Register, or the International Clinical Trials Registry Platform, in accordance with all applicable laws and regulations. The information provided shall follow the current WHO Trial Registration Data Set. The clinical trial ID or registry identifier code/number

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shall be included in all publications of clinical trials.
10.4.2    Publication of clinical trial results (including negative results) from Project Clinical Trials and any other clinical trials that utilise any Project Clinical Trial Materials shall be made by the Partner who has been responsible for the applicable Project Clinical Trial Materials or other clinical trial promptly through an easily discoverable existing public route (website or system). Such Partner shall submit clinical trial data from Project Clinical Trials and any other clinical trials that utilise any Project Clinical Trial Materials for publication as soon as reasonably possible but, in any event, within [***] after study completion. During the same time period, such Partner shall make the results available to the national Ministry of Health or equivalent in the countries where Project Clinical Trials are held. Such Partner shall deposit Clinical Trial data in an open sharing platform such as ClinicalStudyDataRequest.com, Vivli Center for Global Clinical Research Data, or an equivalent service.
10.5    Open Access. Prior to publishing any manuscripts of any research publications, journal articles, scholarly monologues and book chapters with respect to any Project Clinical Trial published under this Clause 10, the applicable Partner shall submit a copy to CEPI. Each Partner must ensure that a copy of the final manuscript of all research publications, journal articles, scholarly monologues and book chapters with respect to any Project Clinical Trial published under this Clause 10 is deposited into PubMed Central (or Europe PubMed Central) or otherwise made freely available upon acceptance for publication or promptly after the publisher’s official date of final publication. Moreover, each Partner shall ensure that all peer-reviewed published research that is funded, in whole or in part, by CEPI shall be published in accordance with the principles of Plan S (“Accelerating the transition to full and immediate Open Access to scientific publications”), a UK and European data sharing initiative for research funded by public grants. Each Partner shall comply with CEPI’s reasonable requests to share information in a preprint service such as bioRxiv.
10.6    Statement of Support in Publications. All such publications with respect to any Project Clinical Trial shall include a statement that the work was “supported, in whole or in part, by funding from CEPI” (or such other words to the same effect regarding other sources of (direct or indirect) funding for the Project as reasonably requested by CEPI, as applicable) and shall credit, where appropriate, the country in which any such clinical trials were performed.

11.    INDEPENDENT ASSESSORS
11.1    Independent Assessors. During the Term, as required in a Work Package or as otherwise reasonably requested by CEPI, subject to Clause 11.2, each Partner shall cooperate with and provide reasonable assistance to consultants reasonably acceptable to such Partner (“Assessors”) (which may include but is not limited to the Task Force for Global Health and its Safety Platform for Emergency vACcines (SPEAC) Project), retained in confidence and at CEPI’s expense, to consult on development of clinical trial protocols, explore development strategies, and evaluate Project Data and review Project Results, including to use such Project Data to evaluate any Project Vaccine. Each Partner acknowledges that such Assessors may provide CEPI with directly comparable evaluations of similar materials developed under CEPI’s portfolio of awarded projects. The results of the analysis, meta-

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analysis or other assessments by such Assessor(s) shall be subject to the confidentiality obligations of this Agreement and all non-disclosure agreements or material transfer agreements entered into pursuant to Clause 11.2. CEPI shall promptly provide the Partners with access to the results of any evaluation by an Assessor solely to the extent such assessment directly relates to the Project Results or Project Vaccine. For clarity, CEPI shall not be required to grant access to any information regarding CEPI’s portfolio of other awarded projects and shall be entitled to redact such information to the extent it is not obliged to grant access to such information to the Partners in accordance with this Clause.
11.2    Conditions for Assessor(s) Access. Prior to any Partner or CEPI disclosing to any Assessor any Project Results or other relevant information or materials with respect to any Project Vaccine under the Work Package(s), such Partner and the Assessor(s) shall, at their own discretion, enter directly into an appropriate agreement between themselves to the extent necessary to facilitate any Assessor’s activities under Clause 11.1, such as a non-disclosure agreement or material transfer agreement, and pursuant to such agreement the Assessor(s) shall covenant to comply with the confidentiality terms thereof and use such Project Results and other relevant information or materials solely for the purpose(s) of the applicable assessment(s) and not for any other purpose. CEPI shall, through the JMAG or otherwise, discuss with the Partners protocols and data management related to any Assessor’s activities under Clause 11.1.
11.3    Partner Cooperation. The Partners shall provide reasonable assistance to CEPI and any designated Assessors to facilitate any Assessor’s activities under Clause 11.1 at such times and locations as are reasonably agreeable to by the applicable Partner and CEPI and, to the extent reasonably required for CEPI or the designated Assessor, to evaluate the progress of the funded activities, including:
11.3.1    ensuring that any samples to be transferred or exported by or on behalf of a Partner from a clinical trial site or sample storage site are transferred and/or exported pursuant to the terms and conditions of a material transfer agreement to be entered into between such Partner and the Assessor in a form reasonably acceptable to CEPI, the applicable Partner and the Assessor, in addition to any other applicable laws and regulations; and
11.3.2    cooperating with regard to any data analysis, to the extent relevant under a given Work Package and permitted under applicable laws, regulations, and study site policies, and as reasonably requested by CEPI by:
(i)    providing appropriate data or other information generated under any Work Package to CEPI’s designated Assessor as CEPI may instruct, including data regarding the results of any of its pre-clinical or clinical trials under any Work Package (duly anonymised and, upon CEPI’s request, blinded), and other documents and information from activities under any Work Package such as study protocols, case report forms needed to develop standardised approaches and tools for safety data management;
(ii)    considering in good faith whether to provide CEPI’s designated Assessor with other data not generated under any Work Package (duly anonymised and, upon CEPI’s or the applicable Partner’s request, blinded) as CEPI may reasonably request in order to conduct comparative assessments;
(iii)    providing CEPI’s designated Assessor with clinical trial data generated

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under any Work Package (duly anonymised and, at CEPI’s request, blinded) for the purposes of signal detection or meta-analyses of safety data (including across product candidates); and
(iv)    providing CEPI’s designated Assessor a reasonable opportunity to inspect appropriate CMC data generated by or on behalf of a Partner under any Work Package at the applicable facility(ies) designated by such Partner on reasonable notice during ordinary business hours.
Any disclosures by or on behalf of a Partner pursuant to this Clause 11.3 shall be made in the form maintained by or on behalf of such Partner and shall be subject to reasonable redactions to the extent reasonably necessary to protect such Partner’s trade secrets or other non-public financially sensitive information (including CMC data). Each Partner may require written obligations of confidentiality, non-disclosure and non-use between CEPI and its designated Assessor in accordance with Clause 18.3.5, such obligations to include that Assessor will not disclose such information, without the applicable Partner’s prior written consent.

12.    COMPLIANCE
12.1    Compliance with applicable laws. Each Partner shall comply, and shall ensure that all of its Sub-contractors comply, with all laws and regulations that are applicable to its activities, operations and use of CEPI funds under the Project.
12.2    CEPI’s Third Party Code and Cost Guidance. The Third Party Code is a statement of CEPI’s values and of the policies, practices and principles applicable to recipients of CEPI funding. CEPI shall notify each Partner of material changes to the Code without undue delay. Neither Partner shall be subject to any changes to the Code or any other applicable policy of CEPI without such Partner’s prior written consent; provided that: (i) each Partner shall consider in good faith any changes to the Code or other applicable policy that are provided to such Partner in writing and shall not unreasonably withhold, condition or delay its agreement to be bound by any changes to the Code or other applicable policy, and (ii) in the event such Partner withholds, conditions or delays (for more than thirty (30) Business Days after receipt of CEPI’s notice) any such consent, CEPI shall have the right to terminate such Partner’s involvement in this Agreement pursuant to Clause 19.4.3. CEPI’s Cost Guidance provides additional information regarding the treatment of costs.
12.3    Partner Responsibilities. Each Partner:
12.3.1    acknowledges the statement of CEPI’s values in Section 1 of the Code;
12.3.2    shall adhere to business practices, ethical principles and legal requirements that are at least substantially similar to those described in Sections 2 to 10 of the Code;
12.3.3    confirms that it has understood and will comply with the provisions of the ‘Accurate Records and Documentation’ paragraph in Section 10 of the Code;
12.3.4    shall comply with the requirements for reporting compliance concerns and misconduct to CEPI (Sections 4 and 11 of the Code);
12.3.5    shall cooperate as may be reasonably requested by CEPI in the submission of information related to Project activities and expenditures in accordance with the

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International Aid Transparency Initiative (Section 12 of the Code);
12.3.6    shall comply with the terms and conditions of this Agreement that are being adopted in furtherance of CEPI’s Equitable Access Policy, which is further described in Clause 14 of this Agreement; provided that the Parties acknowledge that the Partner’s obligations set forth Clause 14 herein shall be deemed to comply with, and to satisfy any specific performance obligations under, CEPI’s Equitable Access Policy;
12.3.7    to the extent applicable to the Project, comply with CEPI’s Animals in Research Policy;
12.3.8    to the extent applicable to the Project, rely upon its own reasonable and customary policies and principles so as to comply with, and/or enable CEPI to comply with:
(i) CEPI’s Clinical Trials Policy; (ii) CEPI’s Managing Conflicts of Interest Policy; (iii) CEPI’s Scientific Integrity Policy; (iv) CEPI’s Transparency and Confidentiality Policy; and (v) CEPI’s Travel and Expenses Policy; and
12.3.9    shall, for any Sub-Contractor not listed in Annex G, comply with the provisions of the Third Party Code related to Sub-Contractors (Section 14 of the Code) and for any Subawardee not listed in the iPDP, comply with the provisions of the Third Party Code related to Sub-Grantees (Section 15 of the Code).
12.4    Compliance Audit. During the Term and for a period of [***] after expiration or termination of this Agreement, CEPI, or an auditor appointed by CEPI, shall be entitled not more than once annually to audit each Partner’s performance of its compliance obligations under this Agreement, upon reasonable advance notice of at least [***]. Such audits will be conducted during normal operating hours, on a date and at such time as reasonably agreed by CEPI and the audited Partner, in a reasonable manner and in a manner so as to minimise disruption to such Partner’s business. Such audits may include requests for documentation concerning such Partner’s own costs as well as Subawardees’ costs in connection with the Project, and such Partner shall use all reasonable endeavours to provide such documentation to CEPI without undue delay. CEPI shall cause any auditor pursuant to this Clause 12.4 to enter into a reasonably acceptable confidentiality agreement with the audited Partner obligating such auditor to retain all such information in confidence pursuant to such confidentiality agreement.
12.5    Compliance by Sub-Contractors. Each Partner shall use all reasonable endeavours to ensure that any Sub-Contractors engaged for the Project conduct any activities pursuant to this Agreement in accordance with the compliance obligations in this Clause 12 in all material respects. If any Partner becomes aware that a Sub-Contractor does not comply with the compliance obligations in this Clause 12 in all material respects, such Partner shall promptly notify CEPI and the Parties will discuss in good faith whether such Sub- Contractor can be brought into compliance within a reasonable time or whether any other actions are necessary to achieve compliance.

13.    READY RESERVE OF PROJECT CLINICAL TRIAL MATERIAL
13.1    Ready Reserve.
13.1.1    CEPI and a Partner may mutually agree in writing that such Partner shall

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undertake the manufacturing, or having manufactured, and maintenance of a Ready Reserve of Project Clinical Trial Material through a Work Package. If at any time a Partner wishes to dispose of the Ready Reserve of Product Clinical Trial Material it is storing, such Partner shall discuss the same with CEPI (including taking into consideration, without limitation, the shelf-life of such materials) and may only dispose of such materials after it has received CEPI’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). Such Ready Reserve of Project Clinical Trial Material may be used: (a) for further clinical trials pursuant to a mutually agreed Work Package, (b) to otherwise advance development of the Project Vaccine, provided such Research Reserve of Project Clinical Trial Material is not necessary for activities pursuant to clause (a) at such time, or (c) for emergency use (subject to obtaining all necessary regulatory approvals and consents) in emergency situations based on national or international guidance (such as from WHO) or in such other manner, in each case as may be agreed in the relevant Work Package or otherwise by the Parties in writing.
13.1.2    For the purposes of this Agreement, a “Ready Reserve of Project Clinical Trial Material” means an agreed quantity of doses of the Project Vaccine for potential use in a clinical trial. At the Effective Date, Barinthus Bio has agreed that it will, subject to achievement of the relevant Stage Gate, manufacture or have manufactured and store as a Ready Reserve of Project Clinical Trial Material [***] in accordance with GMP and all other requirements and specifications agreed with CEPI. Promptly following achievement of the relevant Stage Gate, Barinthus Bio will submit to CEPI a reasonable budget detailing the reasonable costs of storage and stability testing of the Ready Reserve of Project Clinical Trial Material for approval by CEPI, such approval not to be unreasonably withheld, conditioned or delayed. From time to time, Barinthus Bio shall submit to CEPI revised budgets detailing such costs for approval by CEPI, such approval not to be unreasonably withheld, conditioned or delayed. CEPI shall bear Barinthus Bio’s out-of-pocket costs incurred in performing such storage and stability testing, provided that CEPI shall not be required to pay any mark-up or handling charges.

14.    EQUITABLE ACCESS.
14.1    Commitment to Equitable Access. Each Partner and CEPI confirm their commitment to achieving Equitable Access to the results of all CEPI-supported programmes, whether in an Outbreak, Increased Outbreak Preparation Need, epidemic or pandemic situation, as provided herein with respect to any Project Vaccine in accordance with CEPI’s “Equitable Access Policy”.
14.2    Equitable Access Plan.
14.2.1    The initial plan to support such Equitable Access commitment is set out in Annex E (the “Equitable Access Plan”); and the Equitable Access Plan shall be reviewed by the JMAG and/or the Equitable Access Group after it is established in accordance with Clause 14.3 no less than every [***] and shall take

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into account, as applicable, changes in COGs over time, production yield and volume and production economics. The Equitable Access Plan shall be updated throughout the Term to reflect such reviews or as otherwise agreed between the Parties. A significantly more detailed Equitable Access Plan shall be agreed promptly after the Equitable Access Group is established. Each Partner will keep CEPI fully and regularly informed of its adherence to the Equitable Access Plan and its progress, or lack thereof, in meeting its objectives.
14.2.2    The Equitable Access Plan shall include a commitment from the Partners to negotiate future purchase, allocation and supply commitments in respect of the Project Vaccine(s), with purchasers in LMICs and UMICs, including with relevant international public health stakeholders such as Gavi, UNICEF and the Pan American Health Organisation.
14.3    Equitable Access Group. The Parties will establish an Equitable Access Group that shall meet regularly to monitor the progress of and advance the Partners commitment to Equitable Access. The Equitable Access Group shall coordinate the efforts of the Parties to update the Equitable Access Plan and set out how the Project Vaccine will be used to enable Equitable Access. The rules and frequency of meeting of the Equitable Access Group shall be the same as for the JMAG, unless otherwise agreed by the Parties in writing.
14.4    Information about Production, Supply, Pricing and Sales. Upon written request by CEPI, each Partner shall provide reasonable information about its COGs, production, supply, pricing and sales of the Project Vaccine, sufficient to enable CEPI to evaluate whether such activities are consistent with the Partners’ obligations under this Agreement.
14.5    Pricing. The Parties acknowledge that the price of the Project Vaccine is critical to achieving Equitable Access. Accordingly, the Partners each agree, and shall each procure that its licensees (and any sublicensees) agree, that the pricing of, and any other payments received with respect to, the Project Vaccine shall be as reasonably required to achieve Equitable Access for populations in need of such products, recognising that on-going supply should be commercially sustainable and, in any event, shall reflect the terms agreed in the Equitable Access Plan. Each Partner shall ensure that, and shall procure that its Affiliates, licensees and sublicensees ensure that:
14.5.1    when sold in an LMIC, the price of any Project Vaccine does not exceed [***]; and
14.5.2    when sold in a UMIC, the price of any Project Vaccine does not exceed [***].
14.6    Public Health Licence. Subject to the terms of this Agreement, each Partner hereby grants (and shall ensure that each Subawardee grants) to CEPI a non-exclusive, worldwide, irrevocable, fully paid up, royalty free license under such Partner’s Enabling Rights that is necessary or reasonably useful to develop, manufacture, and commercialise the Project Vaccine in order to achieve Equitable Access during the Term and for [***] thereafter (the “Public Health License”), on the condition that CEPI may only

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exercise the Public Health License in the event that:
14.6.1    CEPI is not in material breach of its obligations under this Agreement; and
14.6.2    one or more of the triggers set out in Clause 14.7 has occurred with respect to such Partner.
The Public Health License shall be sub-licensable to one or more third parties. Notwithstanding the foregoing, CEPI acknowledges and agrees that each Partner’s obligations to any Third Party Collaborators may limit the availability or the scope of a Partner’s sublicensees, and as such, if required by CEPI, such Partner shall use reasonable efforts to facilitate the necessary arrangements between CEPI and any Third Party Collaborators, as contemplated in Clause 3.4. Any sublicence of the Public Health License shall be in writing and CEPI shall require that each sublicensee complies with the terms of the Public Health Licence.
14.7    Public Health Licence Triggers. Consistent with Clause 14.6, CEPI shall have the right to exercise the Public Health Licence with respect to a Partner, in the event that any one or more of the following events occurs with respect to such Partner:

14.7.1    [***]
14.7.2    [***]
14.7.3    Such Partner is in material breach of this Agreement or the Equitable Access Plan and has not cured such breach [***]; or
14.7.4    The Agreement is terminated by CEPI pursuant to Clause 19.3 (Termination by CEPI for Default or Insolvency) or Clauses 19.4.5 (failure to satisfy payment criteria), 19.4.6 (Financial Irregularity) or 19.4.7 (reputation impact).
14.8    Effects of Exercise of the Public Health Licence. Upon exercise of the Public Health Licence by CEPI and provision of written notice to the Partners, the Partner in respect of which the Public Health Licence has been exercised shall promptly:
14.8.1    provide CEPI with an up-to-date written list of all its Enabling Rights; and
14.8.2    promptly and diligently make available to CEPI all guidance, information, materials and assistance reasonably required to accomplish any Project activities that were to be performed by such Partner, and which guidance, information, materials and assistance are identified by CEPI. Such transfer shall be: (i) in the event the Public Health Licence is exercised by CEPI pursuant to Clause 14.7.1 or Clause 14.7.2 at CEPI’s reasonable cost; or (ii) in the event the Public Health Licence is exercised by CEPI pursuant to Clause 14.7.3 or Clause 14.7.4 at such Partner’s cost.
14.9    Effects of Termination of Barinthus Bio Licence Agreement. In addition to the foregoing, in the event that the licence agreement between Oxford University Innovation Limited, a private limited company registered in England and Wales with company number 02199542 and with its registered office address at University Offices, Wellington Square, Oxford, OX1 2JD (“OUI”) and Barinthus Bio dated 4th March 2016 (the “Barinthus Bio Licence Agreement”) is terminated, then Oxford shall, and shall procure that OUI shall, immediately upon such termination, grant to CEPI a non-exclusive, worldwide, irrevocable, fully paid up, royalty free license under all rights previously licensed to Barinthus Bio pursuant to the Barinthus Bio Licence Agreement that are necessary or reasonably useful to develop, manufacture, and commercialise the Project Vaccine in order to achieve Equitable Access during the Term and for twenty (20) years thereafter.

15.    COMMERCIAL BENEFITS
15.1    Barinthus Bio
15.1.1    Barinthus Bio shall pay to CEPI the following percentage of each of Net Sales and Net Income received during the Royalty Term: [***]

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15.1.2    Barinthus Bio shall pay CEPI the following percentages of Net Revenue:
[***].
15.1.3    Barinthus Bio shall pay to CEPI [***] of any PRV Proceeds received during the Royalty Term.
15.1.4    Barinthus Bio shall promptly notify CEPI, in writing, of any Commercial Benefits arising from the Project Vaccine, including details of all Net Income, Net Sales and Net Revenue received, on which payments are due hereunder. Once the foregoing notification has been provided, Barinthus Bio shall, from then on, submit to CEPI within [***], a written report setting out the details of (i) the price at which Barinthus Bio and its Affiliates sell Project Vaccines in LMICs or UMICs, including COGs for such Project Vaccines (“Selling Price”), and (ii) all Net Income, Net Sales and Net Revenue received by Barinthus Bio [***] and the associated payment due to CEPI under Clause 15.1.1. CEPI will invoice Barinthus Bio for the payments due to CEPI under Clause 15.1.1 on the Net Income, Net Sales and Net Revenue reported by Barinthus Bio and Barinthus Bio will pay such amounts to CEPI within [***] following receipt of such invoice.
15.1.5    All payments made under this Clause 15 shall be payable in US dollars and be made by wire transfer in immediately available funds to a bank and account designated in writing by CEPI, unless otherwise specified in writing by CEPI.
15.1.6    If any Net Income or Net Revenue is received as non-cash consideration, Barinthus Bio shall, at Barinthus Bio’s discretion, either: (i) transfer a percentage of such non-cash consideration into the name of CEPI to satisfy Barinthus Bio’s obligation under Clause 15.1.1; or (ii) transfer cash to CEPI calculated based on applying the applicable percentage set out in Clause 15.1 to the cash value of such Net Income or Net Revenue at the time such non-cash consideration was received by Barinthus Bio, with either Party having the right to refer the determination of the cash value of such non-cash consideration to a mutually agreed independent expert for determination if the Parties do not agree on such cash value.
15.1.7    Financial Records and Audits. Barinthus Bio shall keep, and shall require its Affiliates to keep, accurate records pertaining to all Net Income, Net Sales and Net Revenue received by Barinthus Bio and its Affiliates. If requested by CEPI, and at CEPI’s reasonable cost, once annually upon reasonable prior notice, Barinthus Bio agrees to an external audit firm appointed by CEPI, reasonably acceptable to Barinthus Bio, conducting an audit with respect to all amounts owed to CEPI pursuant to this Agreement, including in respect of the calculation of Net Income, Net Sales and Net Revenue and associated payments to CEPI, in accordance with ISA800 and/or ISA805 and like standards and provide CEPI with an audit report. Such inspections shall be conducted during normal operating hours, on advance notice of at least [***] on dates and at such times as reasonably agreed by CEPI and Barinthus Bio, in a reasonable manner and in a manner to minimise disruption to Barinthus Bio’s activities. The receiving Party shall treat all information subject to review under this Clause 15.1.7 in accordance with the confidentiality provisions of Clause 18. CEPI shall cause any auditor pursuant to this Clause 15.1.7 to enter into a reasonably acceptable confidentiality agreement with Barinthus Bio obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement. CEPI shall disclose to Barinthus Bio the audit report, and, to the extent that it is in CEPI’s possession, any calculations and workings underlying it, and shall give Barinthus Bio an opportunity to discuss the report with CEPI and the audit firm. Absent manifest error or fraud, the audit report shall be binding on both Parties. Barinthus Bio promptly pay any shortfall to CEPI, and CEPI shall promptly repay any overpayment, and if the report finds an underpayment by

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Barinthus Bio of more than [***] Barinthus Bio shall pay the reasonable fees and expenses charged by the audit firm. Otherwise the costs of the audit firm shall be payable by CEPI. If either Party challenges the audit report on the basis of manifest error or fraud, the matter shall be dealt with under Clause 20 (Resolving Differences).
15.1.8    Selling Price and COGs Audit. Barinthus Bio shall keep, and shall require its Affiliates and manufacturers (as applicable) to keep, accurate records pertaining to the Selling Price and the calculation of COGs in respect of the Project Vaccine in order to demonstrate Barinthus Bio’s compliance with its obligations under Clause 14.5. If requested by CEPI, and at CEPI’s reasonable cost, Barinthus Bio shall provide to CEPI all such records and any supporting documentation reasonably requested by CEPI for review by CEPI or an external audit firm appointed by CEPI, reasonably acceptable to Barinthus Bio. If requested by CEPI or Barinthus Bio, Barinthus Bio and CEPI and any such audit firm shall meet to discuss the Selling Price and such calculation. Such review shall take place no more than once annually. CEPI shall treat all information subject to review under this Clause 15.1.8 in accordance with the confidentiality provisions of Clause 18. CEPI shall cause any audit firm receiving information pursuant to this Clause 15.1.8 to enter into a reasonably acceptable confidentiality agreement with Barinthus Bio obligating such firm to retain all such information in confidence pursuant to such confidentiality agreement. CEPI shall disclose to Barinthus Bio the results of any such review, and, to the extent it is in CEPI’s possession, any calculations and workings underlying those results, and shall give Barinthus Bio an opportunity to discuss the results of the review with CEPI and the audit firm. Absent manifest error or fraud, if the audit report concludes that there has been an error in the calculation of the Selling Price, this shall be binding on both Parties and [***]. For the avoidance of doubt, any remedies set out in this Clause 15.1.8 are in addition to all other remedies available to CEPI, whether under this Agreement, at law or in equity.. If either Party challenges the audit report, on the basis of manifest error or fraud, the matter shall be dealt with under Clause 20 (Resolving Differences).
15.2    Oxford
15.2.1    Oxford will promptly notify CEPI of any Commercial Benefits it receives. Promptly after receipt of such notification, Oxford and CEPI shall enter into a revenue share agreement detailing the share of Commercial Benefits that will be allocated to CEPI.
15.2.2    The share of Commercial Benefits received by CEPI shall be proportionate to the added value of CEPI’s funding under this Agreement, taking into account all relevant factors, including the amount of funding by CEPI and the results of such funding. Without prejudice to the foregoing, CEPI does not require a share of Commercial Benefits received from the exploitation of the Project Results for the

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benefit of LMICs, including technology transfer to manufacturers or service providers who are engaged specifically to assist in making vaccines available to LMICs.
15.3    Tax
15.3.1    Payments under this Agreement are to be made without withholding for or on account of any tax unless required by law, in which case, any such tax withheld shall be treated as having been paid by the paying Party to the recipient Party for all purposes under this Agreement, and the paying Party shall duly account for such tax withheld to the relevant tax authority and provide reasonable evidence of this to the recipient Party. The paying Party will notify the recipient Party in writing as soon as reasonably practicable once it becomes aware it has an obligation to so withhold, and the Parties will cooperate with respect to reasonable requests by that recipient Party to secure a reduction in the rate of, or eliminate, applicable withholding tax or to permit that recipient Party to obtain a repayment of, or credit for, tax withheld. [***].

16.    REPRESENTATIONS AND WARRANTIES
16.1    Partner Warranties. Each Partner warrants that the following statements are true and correct as of the Effective Date:
16.1.1    it has the full power and authority to enter into and assume its obligations under this Agreement;
16.1.2    this Agreement has been duly executed by it and is legally binding and enforceable on it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to: (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors; or (ii) laws governing specific performance, injunctive relief and other equitable remedies;
16.1.3    it is in material compliance with all statutes, regulations, directives and requirements of any governmental entity related to the conduct of the Project hereunder;
16.1.4    it has disclosed in writing to CEPI any actual commitments or obligations to provide to third parties Project Vaccine doses;
16.1.5    its actions or obligations under any Work Package will not infringe, misappropriate or violate any Third Party Intellectual Property, privacy or publicity rights;
16.1.6    the execution of this Agreement does not conflict with the terms or conditions of any written agreement, instrument or understanding to which it is a party; or violate any applicable law or regulation of any court, governmental body or administrative agency having jurisdiction over such Partner;

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16.1.7    neither such Partner nor any agreed Subawardees, if any, nor any officer or employee of the foregoing has been debarred or is subject to debarment under 21
U.S.C. 335(a) or under similar provision by a Regulatory Authority or funding agency anywhere in the world;
16.1.8    all financial and other information with respect to the Project Vaccine submitted to CEPI by such Partner in relation to this Agreement is true, complete and accurate in all material respects;
16.1.9    it is not:
(i)    a Restricted Party;
(ii)    in breach of Sanctions from a Sanctions Authority; or
(iii)    subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any Sanctions from a Sanctions Authority;
16.1.10    none of the funds provided under this Agreement (whether via a sub-contract or otherwise) are used in any way directly or indirectly to provide support, resources or assets to a Restricted Party, provided, however, that it shall not be a breach of this Agreement to supply vaccines, including the Project Vaccine, to a Restricted Party, provided that such supply of vaccines is exempt from any applicable Sanctions; and
16.1.11    the Barinthus Bio Licence Agreement is in full force and effect; the version of the Barinthus Bio Licence Agreement provided to CEPI is complete and accurate in all respects and has not been amended, varied, or terminated (whether in whole or in part); no party has received a notice from any other party seeking to terminate the Barinthus Bio Licence Agreement; and Barinthus Bio is not aware of any material breach of the Barinthus Bio Licence Agreement by any other party to it, nor is Oxford aware of any material breach of the Barinthus Bio Licence by Barinthus Bio.
16.2    Partner Representations. During the Term of this Agreement, each Partner shall:
16.2.1    notify CEPI promptly in writing in the event that any of the warranties it has given under Clause 16.1 would no longer be true and correct were they repeated at the time that such Partner requests any disbursement of Project funds in accordance with Clause 3.5; and
16.2.2    notify CEPI promptly if it becomes aware that any actions are reasonably likely to be taken or have already been taken by the government of any country in which such Partner conducts Project activities that may adversely affect such Partner’s commitments in this Agreement, including Equitable Access. For clarity, such government actions may relate, for example, to the exercise of eminent domain or sovereign rights over Project Vaccine doses.
16.3    CEPI Warranties. CEPI warrants that the following statements are true and correct to its reasonable knowledge and belief, in so far as they relate to the Project, as of the Effective Date:
16.3.1    it has the full power and authority to enter into and assume its obligations under

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this Agreement;
16.3.2    it is in material compliance with all statutes, regulations, directives and requirements of any governmental entity related to the conduct of such Project and the funding of same hereunder;
16.3.3    it has disclosed in writing to the Partners any actual commitments or obligations to provide to third parties Project Vaccine doses;
16.3.4    so far as it is aware, its actions or obligations under this Agreement will not infringe, misappropriate or violate any Third Party Intellectual Property, privacy or publicity rights;
16.3.5    it is not:
(i)    a Restricted Party;
(ii)    in breach of Sanctions from a Sanctions Authority; or
(iii)    subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any Sanctions from a Sanctions Authority; and
16.3.6    it has not granted rights to any third party in respect of Project Results (other than in accordance with the terms of this Agreement).
16.4    No Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

17.    INSURANCE, LIABILITY AND INDEMNIFICATION
17.1    Insurance. Each Partner shall maintain insurance that is reasonable and customary with respect to the activities, risks, and potential omissions relevant to the Project, including clinical trial liability insurance coverage, in accordance with generally accepted industry standards and as required by law during the Term and for [***] thereafter. Each Partner shall provide CEPI with a certificate confirming such insurance upon request. In the event that the Public Health License becomes exercisable and CEPI exercises such rights, CEPI shall maintain comparable insurance protection.
17.2    Indemnification for Third Party Claims.
17.2.1    Each Partner shall indemnify CEPI and its Affiliates and its and their respective officers, directors, employees and third party consultants, auditors and Assessors engaged by CEPI for the purposes of this Agreement (the “CEPI Indemnitees”), from and against any and all claims, damages, and liabilities asserted against such persons by third parties (including claims for negligence) to the extent resulting from (i) such Partner’s, or its Affiliate’s or Subawardee’s activities under this Agreement, (ii) the research, development, manufacture, supply,

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commercialisation, disposal or use by or on behalf of such Partner, its third party licensees, Subawardees and its Affiliates, including all customers and end users thereof, of the Project Vaccine, Project Intellectual Property or any Project Results; or (iii) any claim that the use of such Partner’s Intellectual Property in relation to the Project Vaccine infringes the intellectual property rights of any third party, except to the extent such claim, damage or liability is caused by breach of any term or condition of this Agreement by, or the negligence or intentional misconduct of, any CEPI Indemnitees.
17.2.2    In the event that the Public Health License becomes exercisable and CEPI exercises such rights, CEPI shall grant an indemnity to the Partner(s) in respect of which the Public Health Licence has been granted on the same terms as the indemnity set out in this Clause 17.2, which shall apply to CEPI mutatis mutandis.
17.2.3    Conduct of Responses to Third Party Claims. The indemnified party shall use all reasonable endeavours to inform the indemnifying Party promptly of any circumstances that are likely to give rise to a third party claim which may be covered by Clause 17.2.1 together with copies of all relevant documents, correspondence and records. The indemnified party shall not take any material action in respect of any third party claim which is covered by Clause 17.2.1 without the consent of the indemnifying party, including any settlement of any such third party claim, provided such consent is not unreasonably conditioned, withheld or delayed. The indemnifying party shall have the right to assume control of defence of the claim and shall keep the indemnified party reasonably informed of the progress of all relevant third party claims which are covered by Clause 17.2.1 and shall consult with the indemnified party on the nature of any defence to be advanced in advance. The indemnified party may have its counsel participate in (but not control) the defence of a claim, at the indemnified party’s own expense.
17.2.4    Exclusions. No Party shall be liable to any other Party for any loss of profits, loss of opportunity, loss of contract or bargain (in each case, whether direct or indirect damages); or indirect, incidental, consequential, special, punitive or exemplary losses or damages, whether in contract, warranty, negligence, tort, strict liability, indemnity, contribution or otherwise, arising out of or in connection with this Agreement.
17.3    Liability Cap. Subject to Clause 17.4, CEPI’s maximum liability in aggregate arising out of, or in connection with, this Agreement shall not exceed [***]. Notwithstanding the foregoing, if CEPI has exercised the Public Health License, or if CEPI is in breach of the confidentiality obligations in Clause 18, CEPI’s maximum liability in aggregate to Partner shall not exceed [***]. Subject to Clause 17.4, the maximum liability of each Partner to any other Party in aggregate arising out of, or in connection with, this Agreement shall not exceed [***]

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17.4    Exclusions from Liability Cap. Notwithstanding the foregoing, nothing in this Agreement shall limit the liability of any Party in respect of: (i) personal injury or death arising out of that Party’s negligence or intentional misconduct; (ii) fraud or fraudulent misrepresentation or intentional misconduct, (iii) any Party’s obligations under Clause
17.2 or, (iv) any Party’s obligation to make payments to any other Party, subject to any applicable rights to withhold, condition, delay or otherwise not pay as permitted under this Agreement.

18.    CONFIDENTIALITY
18.1    Confidential Information.
18.1.1    “Confidential Information” means information disclosed by one Party to another Party or its Affiliates or designees (including, for clarity, any information disclosed by or on behalf of a Partner (i) to CEPI pursuant to Clause 3, (ii) to any Assessor pursuant to Clause 11 and any information disclosed by or on behalf of a Partner to any auditor pursuant to this Agreement) under or in connection with this Agreement, whether prior to, on, or after the Effective Date. For avoidance of doubt, the Project Results and Project Intellectual Property shall be deemed the Confidential Information of the Partner that first created, invented or generated such Project Results or Project Intellectual Property.
18.1.2    Each Party undertakes that it shall keep confidential and not disclose another Party’s Confidential Information to any person other than: (i) to a Party, (ii) any Affiliate of a Party or such Party’s or its Affiliates’ employees, officers, agents, contractors, consultants and legal and accounting advisers, who have a need to know such Confidential Information to achieve the specific purpose under this Agreement for which such Confidential Information was disclosed (or for which such Confidential Information was permitted to be created by the person or entity deemed to be the recipient of the same) and are subject to customary confidentiality terms, or (iii) as permitted in Clause 18.3. The obligations of confidentiality, non-use and non-disclosure under this Clause 18.1 shall be in full force and effect during the Term of this Agreement and until [***] after its expiry or termination. In the event that at any time a Partner wishes to disclose to CEPI any Confidential Information that is subject to obligations to a third party under any agreement between such Partner or any of its Affiliates and a third party (or to which such Partner or any of its Affiliates is otherwise subject), it shall have the right to condition such disclosure on CEPI’s agreement to comply with any additional confidentiality or non-use obligations owed to such third party(ies). In such event, the relevant Partner shall notify CEPI that such Confidential Information would be subject to such additional confidentiality or non-use obligations, and CEPI and such Partner shall discuss and agree whether such Confidential Information will be disclosed by such Partner. In the event that CEPI elects to receive such Confidential Information, CEPI and the relevant Partner shall work together to enter into a written agreement setting out such additional

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confidentiality and non-use obligations hereunder. Each Party shall take commercially reasonable precautions to protect against unauthorised use or unauthorised disclosure of another Party’s Confidential Information. For clarity, Project Results may be disclosed and utilised by the Parties as expressly set out in this Agreement.
18.1.3    Notwithstanding Clause 18.1.2 or any term or condition of this Agreement to the contrary, any information produced by Assessors pursuant to Clause 11 using any Confidential Information of a Partner shall be deemed Confidential Information of such Partner.
18.2    Confidentiality Limitations. Confidential Information shall not include:
18.2.1    information already known to the receiving Party and which is not subject to pre- existing obligations of confidentiality;
18.2.2    information that is independently developed by the receiving Party without access to or the use of or access to another Party’s Confidential Information;
18.2.3    information that is or becomes part of the public domain other than by unauthorised disclosure by receiving Party or any of its Affiliates or any designee or other person to which the receiving Party has disclosed such information; and
18.2.4    information properly obtained by the receiving Party from a source that is not bound by a confidentiality obligation to the disclosing Party.
18.3    Permitted Disclosures. Notwithstanding Clause 18.1, the receiving Party may disclose Confidential Information of a disclosing Party:
18.3.1    as permitted by and in accordance with Clause 18.6, to the U.S. Securities and Exchange Commission or any national securities exchange in any relevant jurisdiction (each a “securities regulator” for purposes of Clause 18.6);
18.3.2    in response to a valid order of a court of competent jurisdiction or other governmental authority or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by applicable law (other than to a securities regulator); provided that to the extent legally permissible the receiving Party will first give written notice to the disclosing Party and give the disclosing Party a reasonable opportunity to (i) quash any such order; (ii) obtain a protective order or confidential treatment requiring that the Confidential Information that is the subject of such order or applicable law (A) be held in confidence by the recipient and (B) be used only for the purposes for which the order was issued or as required by applicable law; and (iii) propose redactions to such Confidential Information; and provided, further, that any Confidential Information disclosed in response to any such order or applicable law will be limited to that information which is required or reasonably deemed to be required to be disclosed in response thereto;
18.3.3    by a Partner, as the receiving Party, to a Regulatory Authority, as reasonably required or useful in connection with any filing, submission or communication with respect to the Project Vaccine;
18.3.4    to the limited extent that is required to be disclosed by a competent legal authority or which is required to be disclosed pursuant to a request under the Freedom of

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information Act 2000, the Freedom of Information (Scotland) Act 2002, Environmental Information Regulations 2004 or Environmental Information (Scotland) Regulations 2004; provided that, where it is free to do so, the receiving Party shall give notice of such disclosure to the disclosing Party as soon as reasonably practicable; and
18.3.5    (i) in the case of CEPI, to a Regulatory Authority and to CEPI’s funders and Assessors, and (ii) in the case of a Partner as the receiving Party, (1) to any actual or potential collaborators, partners, investors, funders, lawyers, bankers, advisors, (sub)licensees, (sub)contractors or Subawardees in connection with the development, manufacture or commercialization of the Project Vaccine, or (2) otherwise to the extent necessary or useful for such Partner to exercise its rights or perform its obligations hereunder; provided that, in each case ((i) and (ii)), prior to any such disclosure, each disclosee will be bound by written obligations of confidentiality, non- disclosure and non-use no less restrictive than the obligations set forth in this Clause 18; and provided, further, that the receiving Party will remain responsible for any failure by any such disclosee to treat such Confidential Information as required under this Clause 18.
18.4    Permitted Uses. Notwithstanding Clause 18.1 or any other term or condition of this Agreement, Confidential Information of a Partner shall be used by CEPI or any third party to which CEPI discloses any such Confidential Information (for clarity, which third party disclosure shall be made in accordance with Clause 18.3) solely to fulfil CEPI’s obligations and exercise CEPI’s rights in accordance with this Agreement in connection with the Project, and shall not be disclosed to any third party who engages in the same or similar business, including development of same or similar products except as agreed otherwise by the Parties in writing.
18.5    Notice of Breach. Each Party shall promptly notify the other Parties of any breach or unauthorized disclosure with respect to another Party’s Confidential Information of which it becomes aware.
18.6    Securities Filings; Disclosure under Applicable Law. Each Party acknowledges and agrees that each other Party shall have the right to submit this Agreement to, or file this Agreement with, the securities regulators or to other governmental persons or entities, if required by applicable law, and if a Party submits this Agreement to, or files this Agreement with, any securities regulator or other person or entity as required by applicable law, to the extent practicable in a given timeline and as permitted under applicable law, such Party shall consult with the other Parties with respect to the preparation and submission of a confidential treatment request for this Agreement. Notwithstanding the foregoing, if a Party seeks to make a disclosure as required by a securities regulator or other person or entity as required by applicable law as set forth in this Clause 18.6 and any other Party provides comments in accordance with this Clause 18.6, the Party seeking to make such disclosure or its counsel, as the case may be, will reasonably consider such comments, to the extent permitted under and consistent with applicable law.

19.    TERM AND TERMINATION
19.1    Term. This Agreement shall commence on the Effective Date identified in the Agreement Summary and, unless earlier terminated pursuant to this Clause 19, shall continue in full

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force and effect until the fifth (5th) anniversary of the Effective Date (“Initial Term”). Following expiry of the Initial Term, the Parties may agree to extend this Agreement for a period of up to twenty four (24) months unless all activities set out in all Work Packages, including any additional Work Packages, have been completed (the “Term”).
19.2    Termination by Either Partner for Default or Insolvency. A Partner (the “Terminating Partner”) shall be entitled, in its sole discretion, to terminate its involvement in this Agreement by giving written notice of termination to the other Partner and to CEPI, effective immediately, if any other Party:
19.2.1    materially breaches this Agreement, where such breach is material in respect of the Terminating Partner’s rights under this Agreement, and either fails to cure such material breach within a cure period of [***] after notice from the Terminating Partner or such longer time if agreed in writing or if prompt and reasonable steps to cure such material breach are undertaken when the breach is not reasonably capable of cure with [***] and such diligent efforts are maintained until cure is achieved, provided cure is achieved within [***] after the notification of breach;
19.2.2    (a) makes an assignment for the benefit of its creditors, (b) files or resolves to file for protection under bankruptcy, insolvency, reorganisation, restructuring or business rescue laws anywhere in the world (except for the purpose of solvent amalgamation, reorganisation or restructuring), (c) appoints or suffers the appointment of a receiver, administrative receiver, bailiff or trustee or analogous appointment over substantially all of its property, (d) proposes or implements a scheme of arrangement, company voluntary arrangement or other agreement of composition, compromise or extension of its debts, (e) proposes or is a party to any dissolution or liquidation or ceases continuation of substantially all of its business, (f) is subject to any filing of an application or a petition under any bankruptcy, insolvency, reorganisation, restructuring or business rescue laws anywhere in the world (except for the purpose of solvent amalgamation, reorganisation or restructuring), or has any such application or petition filed against it that, in any such case, is not discharged, within fourteen (14) days of the filing thereof; or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course; or
19.2.3    violates any applicable Sanctions, anti-bribery, anti-corruption or anti- competitive laws and regulations or commits any illegal business practices.
19.3    Termination by CEPI for Default or Insolvency. CEPI shall be entitled, in its sole discretion, to terminate either Partner’s involvement in this Agreement, or this Agreement in its entirety, by giving written notice of termination to the other Parties, effective immediately, if a Partner:
19.3.1    materially breaches this Agreement and either fails to cure such material breach within a cure period of thirty (30) Business Days after notice from CEPI or such longer time if agreed in writing; or
19.3.2    (a) makes an assignment for the benefit of its creditors, (b) files or resolves to file for protection under bankruptcy, insolvency, reorganisation, restructuring or business rescue laws anywhere in the world (except for the purpose of solvent amalgamation, reorganisation or restructuring), (c) appoints or suffers the

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appointment of a receiver, administrative receiver, bailiff or trustee or analogous appointment over substantially all of its property, (d) proposes or implements a scheme of arrangement, company voluntary arrangement or other agreement of composition, compromise or extension of its debts, (e) proposes or is a party to any dissolution or liquidation or ceases continuation of substantially all of its business, (f) is subject to any filing of an application or a petition under any bankruptcy, insolvency, reorganisation, restructuring or business rescue laws anywhere in the world (except for the purpose of solvent amalgamation, reorganisation or restructuring), or has any such application or petition filed against it that, in any such case, is not discharged, within fourteen (14) days of the filing thereof; or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course; or
19.3.3    violates any applicable Sanctions, anti-bribery, anti-corruption or anti- competitive laws and regulations or commits any illegal business practices.
19.4    Other Termination by CEPI. CEPI shall be entitled, in its sole discretion, to terminate either Partner’s involvement in this Agreement, this Agreement in its entirety, or any Work Package, by providing written notice of termination to the other Parties, if:
19.4.1    CEPI notifies a Partner that there are material safety, regulatory, scientific misconduct or ethical issues associated with continuing the Project, as reasonably determined by CEPI and the Partner either fails to end or cure such issue within a period of [***] after notice from CEPI or such longer time if agreed in writing;
19.4.2    the Stage Gate Review Committee determines that a Stage Gate was not completed by the Stage Gate Deadline pursuant to Clause 2.6 [***];
19.4.3    a Partner withholds, conditions or delays its consent to the material changes to the Code or other applicable policy pursuant to Clause 12.2;
19.4.4    CEPI reasonably determines that a Partner is unable to discharge its obligations under this Agreement, for example if key personnel or technology resources which are essential for the successful completion of all Projects become unavailable to Partner, and Partner does not reasonably alleviate CEPI’s concerns within a cure period of [***] or such longer time as may be agreed by the Parties in writing;
19.4.5    CEPI delays or conditions a payment in accordance with Clause 3.6, or a Partner has failed to satisfy the payment requirements set out in Clause 3.5, and a Partner fails to resolve any such impediments to payment or address CEPI’s concerns to CEPI’s reasonable satisfaction, within a cure period of [***] or such longer time as may be agreed by the Parties in writing or [***];
19.4.6    a Partner has committed fraud or a Financial Irregularity. For purposes of this Agreement, “Financial Irregularity” includes any and all kinds of corruption,

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including bribery, nepotism and illegal gratuities; misappropriation of cash, inventory and all other kinds of assets; and making fraudulent financial and non- financial statements to CEPI; or
19.4.7    upon notice in writing if CEPI reasonably believes that a Partner’s or its Affiliate’s tax affairs would have a material adverse impact on CEPI’s reputation.
19.5    Other Termination by mutual agreement. The Partners and CEPI may terminate this Agreement by mutual written agreement.
19.6    Payments After Certain Terminations. If this Agreement as a whole, or the involvement of any Partner, is terminated by a Partner pursuant to Clause 19.2.1 to 19.2.3 (material breach, insolvency or breach of sanctions), as a result of the breach or insolvency of CEPI; terminated by the Parties pursuant to Clause 19.5 (mutual termination); or is terminated by CEPI pursuant to Clause 19.4.1 to 19.4.3 (issues precluding continuation of the Project, required termination by CEPI, or non-acceptance of material changes to the Code), then CEPI shall reimburse such Partner(s) for all reasonably incurred out-of-pocket expenses through termination and any non-cancellable out-of-pocket expenses relating to Project activities that were included in the terminated Work Package(s) and/or authorised in writing by CEPI, and that arise through termination and after the termination date, solely to the extent they are not otherwise covered by CEPI funding provided prior to the date of termination and provided always that the relevant Partner uses all reasonable endeavours to minimise and mitigate any such expenses.
19.7    Additional Effects of Termination. Irrespective of the grounds for termination of the Agreement (if this Agreement is terminated as a whole, then the following shall apply to all Work Packages and Partners, and if this Agreement is terminated only with respect to a particular Partner or a particular Work Package, then the following shall apply solely to such terminated Partner or Work Package):
19.7.1    CEPI shall not be required to make any further payments to the terminated Partner(s) and/or in respect of the terminated Work Package(s), other than as specified in this Clause 19;
19.7.2    each terminated Partner shall return any CEPI funds relating to the Project, or terminated Work Packages, as the case may be, within [***] from the date of termination that are unspent, if any, after deducting reimbursement to such terminated Partner for all reasonably incurred out-of- pocket expenses incurred prior to the termination date and any non-cancellable out-of-pocket expenses relating to the Project activities that were included in any terminated Work Package(s) and/or authorised in writing by CEPI and that arise before or after the date of termination, provided always that such Partner uses all reasonable endeavours to minimise and mitigate any such expenses;
19.7.3    each Party shall return or destroy (and certify the destruction of), as requested by any other Party, the Confidential Information of such requesting Party relating to the terminated elements of this Agreement, except that: (i) CEPI may retain the Project Results subject to the limitations on use thereof provided in this Agreement and obligations of confidentiality set out in Clause 18, and (ii) each Party may keep one (1) copy of such Confidential Information for monitoring compliance with this Agreement. Neither Party shall be required to delete copies of Confidential Information stored on automatic electronic backup systems; and

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19.7.4    if there is an on-going clinical trial which is to be terminated, unless agreed otherwise by the Parties in writing or otherwise required by institutional review boards, ethics committee, or relevant regulatory authorities under applicable laws, CEPI shall not be required to make any further payments to a Partner under this Agreement or any Work Package other than as specified in this Clause 19; provided that in the event that the Partner responsible for such clinical trial elects (in its sole discretion) to wind-down the clinical trial as a result of such termination, such Partner shall do so in an orderly fashion, with due regard for patient safety and the rights of any participating subjects; provided, further, that the expenses of winding down or (to the extent required by applicable law or patient safety and rights) completing such clinical trial shall be reimbursed by CEPI subject to Clause 19.6 or Clause 19.7, as applicable.
19.8    Repayment of Funds for Financial Irregularity. Notwithstanding Clauses 19.6 and 19.7, where termination is due to any Financial Irregularity, the relevant Partner shall repay to CEPI the amount of funds related to such Financial Irregularity activity within [***] of the notice of termination and CEPI shall not be required to make any payments to such Partner pursuant to Clauses 19.6 and 19.7 unless and until such repayment has occurred in full.
19.9    Survival of Rights and Identified Clauses. Termination of this Agreement shall be without prejudice to the rights and duties of the Parties accrued prior to termination or expiry of the Agreement. The following Clauses shall continue to be enforceable notwit standing termination or expiry: 1, 3.4, 3.13, 3.14, 3.15, 4.1, 4.3, 4.4, 6, 8, 10, 12.4, 14, 15, 16.4, 17, 18, 19.6, 19.7, 19.8, 19.9, 20 and 21.

20.    RESOLVING DIFFERENCES
20.1    Resolution by the Joint Oversight Committee. The Partners and CEPI shall cooperate in good faith to attempt to resolve differences and disputes at the JMAG.
20.2    Escalation to Senior Management of the Parties. Any difference or dispute that cannot be resolved by the JMAG shall be submitted to the Parties’ respective Chief Executive Officers or designees for resolution. If the Parties remain unable to resolve such dispute within [***] (or such additional time as mutually agreed in writing), then the Parties irrevocably submit to arbitration for its resolution upon referral of such dispute by a Party pursuant to Clause 20.3.
20.3    Arbitration. Any controversy, dispute, or claim arising out of or relating to this Agreement, or the breach thereof, shall be determined by binding arbitration (including any question regarding its existence, validity or termination or this Agreement), and be referred to and finally resolved under the Rules of the London Court of International Arbitration, which Rules are incorporated by reference into this Clause 20.3. The number of arbitrators shall be three (3). The seat, or legal place, of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. Notwithstanding the foregoing, any Party may seek specific performance, interim or final injunctive relief or any other relief of similar nature or effect in any court of competent jurisdiction. This Clause shall be governed by and construed in accordance with the law of England and Wales without giving effect to any choice of law or conflict of law provisions

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or rules that would cause the application of the laws of any other jurisdiction.

21.    MISCELLANEOUS
21.1    Relationship of the Parties. Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between the Parties, constitute any Party the agent of any other Party, or authorise any Party to make or enter into any commitments for or on behalf of another Party. No Party shall be held liable for or incur liability in respect of the acts or defaults of any other Party.
21.2    Announcements and Use of Names. No Party shall issue any press release, public statement or public announcement with respect to this Agreement without the prior written consent of the other Parties. Subject to Clause 18.6, no Party shall use the name or trademarks of another Party or its Affiliates in any press release, public statement or publication in connection with this Agreement without the named Party’s prior express written consent. After the initial announcement, or as required by law, either Party may disclose a description of the Project, the names of each Party and its Project Lead, and the amount of the CEPI funding without the prior consent of the other Parties.
21.3    Assignment.
21.3.1    No Party shall, without the prior written consent of the other Parties, such consent not to be unreasonably withheld or delayed, assign its rights or obligations under this Agreement to any third party, except that CEPI may do so to an organisation of equivalent charitable mission and technical capabilities.
21.3.2    Save as otherwise permitted under this Agreement, neither Partner shall assign, license or encumber its rights in the Project Intellectual Property, Project Results or any Intellectual Property controlled by such Partner, in each case to the extent that they relate to the Project Vaccine, including all Enabling Rights, without the consent of CEPI, such consent not to be unreasonably withheld or delayed, and as a condition of giving such consent CEPI may require that such assignment, or license is made subject to the terms of this Agreement, and that any encumbrance is subject and subordinate to CEPI’s rights under this Agreement. In the event of a change of control of a Partner, or any Partner is otherwise acquired, then such Partner shall ensure that any such acquirer is made aware of the terms of this Agreement and shall remain bound by and subject to the terms of this Agreement in all respects.
21.3.3    Notwithstanding the restriction set out in Clause 21.3.2, CEPI understands that Barinthus Bio is considering [***]. Barinthus Bio shall keep CEPI updated with regards to any plans it may have [***]. In the event that Barinthus Bio does [***] it will notify CEPI in writing [***] and CEPI and Barinthus Bio shall discuss, in good faith, the appropriate terms pursuant to which CEPI may give its consent pursuant to Clauses 21.3.1 and 21.3.2 [***].
21.3.4    This Agreement will be binding upon, inure solely to the benefit of, and be enforceable by each Party and their respective permitted successors and assigns.
21.4    Notice. Any notice to be given pursuant to this Agreement shall be in writing in the English language and shall be delivered by overnight courier, by registered, recorded delivery or certified mail (postage prepaid) or email to the address (or email address) of the recipient Party provided in the Agreement Summary or such other address (or email address) as a Party may from time to time designate by notice in writing. Any notice given pursuant to this Clause shall be deemed to have been received on the day of receipt, provided receipt occurs on a Business Day of the recipient Party or otherwise on the next following Business Day of the recipient.
21.5    Entire Agreement. This Agreement (including the Agreement Summary and its Annexes) constitutes the entire agreement and understanding between the Parties relating to its subject matter and together they supersede and replace all prior arrangements, whether written or oral, between the Parties relating to the subject matter of this Agreement.

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21.6    Amendments to this Agreement. No variation, amendment, modification or supplement to this Agreement, including its Annexes, shall be valid unless and until it is made in writing and signed by a duly authorised representative of each Party.
21.7    Order of Precedence. If there is any conflict between the provisions of this Agreement, and the Third Party Code or any Work Package, then the provisions of this Agreement shall prevail. Subject to the foregoing sentence, if there is any conflict between the provisions of a Work Package and the Third Party Code, the provisions of the Third Party Code to the extent described in the Third Party Code Declaration Letter shall prevail. If there is an inconsistency between any provision in this Agreement and the corresponding provision in the [***] then, as between [***] the terms of the [***] shall prevail.
21.8    Force Majeure. A Party shall not be deemed to have defaulted under or to be in breach of this Agreement for failure or delay in fulfilling material obligations when such failure or delay is directly caused by an event outside of their reasonable control, including acts of war, insurrections, acts of terrorism, acts of God, epidemics, pandemics, quarantines or delays in acting or failure to act by any of CEPI’s funders, in each case other than in respect of an Outbreak (collectively a “Force Majeure Event”). Each Party shall inform the other Parties promptly and in writing of any Force Majeure Event and the Parties shall seek to agree on the appropriate course of action under the circumstances. In the event that any delay or failure to fulfil material obligations occurs or is likely to occur due to the Outbreak, the affected Party shall promptly notify the other Parties and the Parties shall discuss in good faith any reasonable and appropriate actions in order to minimize and mitigate the effects of such delay or failure.
21.9    No Rights for Third Parties. A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act of 1999 or otherwise to enforce or to enjoy the benefit of any term of this Agreement.
21.10    Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Clauses 5 (IP), 14 (Equitable Access) and 18 (Confidentiality) are reasonable and necessary to protect the legitimate interests of the other Parties and that such other Parties would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Clauses may result in irreparable injury to one or more such other Parties for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Clauses, the non-breaching Party(ies) shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, or specific performance, which rights shall be cumulative and in addition to any other rights or remedies to which such non- breaching Party(ies) may be entitled in law or equity.
21.11    No Waiver. A Party shall not be deemed to have waived any of its rights or remedies under this Agreement unless the waiver is expressly made in writing and signed by a duly authorised representative of that Party.
21.12    Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party, including the doctrine commonly known as contra proferentem, shall not apply.
21.13    Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.
21.14    Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
21.15    Counterparts and Electronic Signing. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. No counterpart shall be effective until each

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Party has executed at least one counterpart. Additionally, this Agreement may be signed electronically by exchanging signed PDF versions or by using an electronic signature platform which meets the European Union requirements for valid electronic signatures (such as DocuSign®).
21.16    Choice of Law. This Agreement shall be governed by and construed in accordance with, and any dispute or claim arising out of or in connection with it or its subject matter (including non-contractual disputes or claims) shall be governed by, the laws of England and Wales without giving effect to any choice of law or conflict of law provisions or rules that would cause the application of the laws of any other jurisdiction.
21.17    Severability. If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.
21.18    Interpretation. In this Agreement:
21.18.1    any headings in this Agreement shall not affect the interpretation of this Agreement;
21.18.2    unless the context otherwise requires, reference to the singular includes the plural and vice versa, any reference to a person includes a body corporate and words importing one gender include both genders;
21.18.3    a reference to a statute or statutory provision is (unless otherwise stated) a reference to the applicable UK or other country’s statute as it is in force for the time being, taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it;
21.18.4    where the words “include(s)” or “including” are used in this Agreement, they are deemed to have the words “without limitation” following them, and are illustrative and shall not limit the sense of the words preceding them;
21.18.5    the word “or” shall have its inclusive sense (and/or), and no contrary inference shall be drawn from the use of “or” in certain phrases and the use of “and/or” in other phrases; and
21.18.6    “third party(ies)” shall not be construed to include Affiliate(s) of either Party.

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Annex B: Team Charter
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Annex C: Integrated Product Development Plan and Work Package(s)
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Annex D: Budget for Work Packages
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ANNEX E: Equitable Access Plan

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Annex F: List of UMICs, HICs and LMICs as at the Effective Date
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Annex G: Sub-Contractors
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Annex H: COGs
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Annex I: Third Party Code, Cost Guidance and Transparency and Confidentiality Policy

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Annex J – Stage Gates
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Annex K – Template Technical Report
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Annex L – List of CEPI Affiliates as at the Effective Date
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Annex M – CEPI’s Clinical Trial Policy

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